Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Sapient Corporation
at
$25.00 Net Per Share
by
1926 Merger Sub Inc.
a wholly owned indirect subsidiary of

Publicis Groupe S.A.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY,
IMMEDIATELY AFTER 11:59 P.M., NEW YORK CITY TIME, ON DECEMBER 10, 2014, UNLESS
THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        1926 Merger Sub Inc., a Delaware corporation (which we refer to as "Purchaser") and a wholly owned indirect subsidiary of Publicis Groupe S.A., a French société anonyme (which we refer to as "Parent"), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sapient Corporation, a Delaware corporation (which we refer to as "Sapient"), at a purchase price of $25.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 1, 2014 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and Sapient. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Sapient (the "Merger") as soon as practicable without a meeting of the stockholders of Sapient in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, with Sapient continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and a wholly owned indirect subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares owned by (i) Sapient, Parent, Purchaser or any other subsidiary of Parent, which Shares will be canceled and will cease to exist, (ii) any subsidiary of Sapient, which Shares will be converted into shares of common stock of the Surviving Corporation or (iii) stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically canceled and converted into the right to receive $25.00 per Share or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. As a result of the Merger, Sapient will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms (the "Termination Condition") and (b) the satisfaction of (i) the Minimum Condition (as described below), (ii) the HSR Condition (as described below), (iii) the German Act Condition (as described below), (iv) the CFIUS Condition (as described below), (v) the FOCI Mitigation Plan Condition (as described below) and (vi) the Governmental Entity Condition (as described below).

        The "Minimum Condition" requires that the number of Shares validly tendered (excluding, for the avoidance of doubt, Shares tendered pursuant to guaranteed delivery procedures but not yet delivered) and not withdrawn on or prior to the end of the day, immediately after 11:59 p.m., New York City time, on December 10, 2014 (the "Expiration Date," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), represents at least a majority of the then-outstanding Shares.

        The "HSR Condition" requires that any waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger shall have expired or been terminated. The Merger Agreement requires that each of Parent and Sapient file a Premerger Notification and Report Form with the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer no later than 10 business days after the date of the Merger Agreement.

        The "German Act Condition" requires that any waiting period (or extension thereof) under any applicable, competition, merger control, antitrust or similar law of Germany applicable to the purchase of the Shares pursuant to the Offer and the consummation of the Merger shall have either expired or otherwise been terminated, and any required approval with respect thereto shall have been obtained.

        The "CFIUS Condition" requires that, if a filing with the Committee on Foreign Investment in the United States ("CFIUS") is made (i) a written confirmation has been obtained from CFIUS that it has completed its review, or if applicable, investigation, under Section 721 of the United States Defense Production Act of 1950 (codified at 50 U.S.C. App. § 2170), and the regulations promulgated thereunder (31 C.F.R. Part 800) (the "Exon-Florio Amendment"), and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement; (ii) if following an investigation, if any, CFIUS shall have reported the transactions contemplated by the Merger Agreement to the President of the United States, the President of the United States shall have declined to exercise his authorities under the Exon-Florio Amendment to suspend or prohibit the transactions contemplated by the Merger Agreement or; (iii) if following an investigation, if any, CFIUS shall have reported the transactions contemplated by the Merger Agreement to the President of the United States and the President of the United States shall have determined to take action, such action would not, and would not reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition (as described below).

        The "FOCI Mitigation Plan Condition" requires that the parties shall have executed a commitment letter setting forth the terms of, or otherwise reached agreement on, a foreign ownership, control or influence ("FOCI") mitigation plan that is acceptable to the U.S. Defense Security Service (the "DSS") and the U.S. Department of Energy (the "DOE") and any other applicable governmental entity in connection with the FOCI Requirements (as described below), as applicable, that does not impose any Burdensome Condition (as described below).

        The "Governmental Entity Condition" requires that no judgment issued by a governmental entity of competent jurisdiction or law or other legal prohibition preventing or prohibiting the consummation of the Offer or the Merger shall be in effect.

        A "Burdensome Condition" means any action, condition, restriction or other mitigation involving Parent or Sapient or their respective subsidiaries that would be, or would reasonably be expected to be, individually or in the aggregate, material in relation to the businesses of Sapient and its subsidiaries, taken as a whole, regardless of whether any such action, condition, restriction or mitigation is in respect of Parent, Sapient or their respective subsidiaries; it having been agreed that any sale, divestiture, license, holding separate or other disposition of, or restriction on, or other mitigation action required by, CFIUS, or the DSS or the DOE or any other governmental entity in connection with the FOCI Requirements, with respect to all or any portion of the products, assets, contracts or businesses of, or capital stock of the subsidiary or subsidiaries of Sapient conducting, the Sapient Government Services unit of Sapient shall be deemed not to constitute, collectively, in and of themselves, a Burdensome

Condition. The "FOCI Requirements" are the approvals of the DSS, the DOE or any other governmental entity required for Sapient and its subsidiaries to maintain their respective facility security clearances and continue to be in compliance with and perform under their contracts, or under any U.S. national industrial security requirements or laws or similar foreign investment laws, requirements or regulations of the United States.

        The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—"Conditions of the Offer."

        The board of directors of Sapient, among other things, has unanimously (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of the stockholders of Sapient, and (iii) recommended that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer.

        A summary of the principal terms of the Offer appears under the heading "Summary Term Sheet." You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

November 12, 2014

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Trust Company, N.A., in its capacity as depositary and paying agent for the Offer (which we refer to as the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer. If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details).

*****

        Questions and requests for assistance should be directed to the Information Agent (as described herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
Stockholders and All Others, Call Toll-Free: (866) 796-6860
Email: sapient@dfking.com

i

SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Parent and Purchaser have included cross-references in this summary term sheet to other sections of the Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Sapient contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by Sapient or has been taken from or is based upon publicly available documents or records of Sapient on file with the United States Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	All issued and outstanding shares of common stock, par value $0.01 per share, of Sapient Corporation (the "Shares").
Price Offered Per Share	$25.00 net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price").
Scheduled Expiration of Offer	End of the day, immediately after 11:59 p.m., New York City time, on December 10, 2014, unless the offer is extended or terminated. See Section 1—"Terms of the Offer."
Purchaser	1926 Merger Sub Inc., a Delaware corporation and a wholly owned indirect subsidiary of Publicis Groupe S.A., a French société anonyme.

Who is offering to purchase my shares?

        1926 Merger Sub Inc., or Purchaser, a wholly owned indirect subsidiary of Publicis Groupe S.A., or Parent, is offering to purchase for cash all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Sapient. See the "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Parent. We use the term "Parent" to refer to Publicis Groupe S.A. alone, the term "Purchaser" to refer to 1926 Merger Sub Inc. alone and the terms "Sapient" and the "Company" to refer to Sapient Corporation alone.

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Sapient on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term "Offer" to refer to this offer and the term "Shares" to refer to shares of Sapient common stock.

        See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire the entire equity interest in Sapient. If the Offer is consummated, pursuant to the Merger Agreement, Parent intends immediately thereafter to cause Purchaser to consummate the Merger (as described below). Upon consummation of the Merger

(as described below), Sapient would cease to be a publicly traded company and would be a wholly owned indirect subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $25.00 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

        See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. Parent, Purchaser and Sapient have entered into an Agreement and Plan of Merger, dated as of November 1, 2014 (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Sapient (the "Merger"). If the Minimum Condition is satisfied and we consummate the Offer, we intend to effect the Merger without any action by the stockholders of Sapient pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the "DGCL").

        See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Conditions of the Offer."

Will you have the financial resources to make payment?

        Yes. Consummation of the Offer is not subject to any financing condition. The total amount of funds required by Parent and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding for the Merger is approximately $3.7 billion, plus related fees and expenses. Parent and Purchaser expect to fund such cash requirements from Parent's available cash, together with proceeds received from a credit facility contemplated pursuant to a debt commitment letter dated November 1, 2014, that Parent has entered into in connection with the execution of the Merger Agreement and/or proceeds of capital markets transactions and/or bank or other debt financings entered into by Parent or its subsidiaries in lieu of all or a portion of such credit facility (together with such credit facility, as applicable, the "Debt Financing"). Funding of the credit facility contemplated by the debt commitment letter is subject to the satisfaction of various customary conditions for credit facilities of this type.

        See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition;

  •
  we have received a financing commitment in respect of funds sufficient, together with Parent's cash on hand, to purchase all Shares tendered pursuant to the Offer; and

  •
  if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price).

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until the end of the day, immediately after 11:59 p.m., New York City time, on December 10, 2014, unless we extend the Offer pursuant to the terms of the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the "Expiration Date") or the Offer is earlier terminated. If you cannot deliver everything required to make a valid tender to the Depositary (as described below) prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3—"Procedures for Accepting the Offer and Tendering Shares." Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.

        Acceptance and payment for Shares pursuant to and subject to the conditions of the Offer is referred to as the "Offer Closing," and the date and time at which such Offer Closing occurs is referred to as the "Acceptance Time." The date and time at which the Merger becomes effective is referred to as the "Effective Time."

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes, the Offer can be extended. In certain circumstances, we are required to extend the Offer beyond the initial Expiration Date, but we will not be required to extend the Offer beyond May 1, 2015 (except that such date will be automatically extended to July 30, 2015 if any of the HSR Condition, the German Act Condition, the CFIUS Condition, the FOCI Mitigation Plan Condition or the Governmental Entity Condition (with respect to certain merger control laws, CFIUS or the FOCI laws and requirements) is not yet satisfied or waived, but all other Offer Conditions (as defined below) are satisfied or waived by such date. May 1, 2015, as it may be so extended, is referred to as the "Outside Date."

        We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, Purchaser must extend the Offer (i) on one or more occasions, for successive periods of not more than 10 business days each (or for such longer period as Parent, Purchaser and the Company may agree) if at any scheduled Expiration Date any Offer Condition other than the Minimum Condition has not been satisfied or waived in order to permit the satisfaction of the Offer Conditions and (ii) for any period required by any law, rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or any rules and regulations of the NASDAQ Global Market ("NASDAQ") applicable to the Offer. In addition, we have agreed that if each Offer Condition other than the Minimum Condition has been satisfied or waived and the Minimum Condition has not been satisfied, we may, and, at the request of the Company, we must, extend the Offer for up to two consecutive increments of not more than 10 business days each (or such longer period as Parent, Purchaser and Sapient may agree). If we extend the Offer, such extension will extend the time that you will have to tender your Shares.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary and paying agent for the Offer (the "Depositary"), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        See Section 1—"Terms of the Offer."

What are the conditions to the Offer?

        The Offer is conditioned upon the satisfaction or waiver of the following conditions (the "Offer Conditions"):

  •
  Minimum Condition;

  •
  the HSR Condition;

  •
  the German Act Condition;

  •
  the CFIUS Condition;

  •
  the FOCI Mitigation Plan Condition;

  •
  the Governmental Entity Condition;

  •
  the accuracy of the representations and warranties made by the Company in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement (the "Representations Condition");

  •
  the performance by the Company in all material respects of all obligations to be performed by it under the Merger Agreement (the "Covenants Condition");

  •
  that Purchaser has received a certificate from the Company, dated the Expiration Date and signed by its chief executive officer or chief financial officer, to the effect that the Representations Condition and the Covenants Condition have been satisfied; and

  •
  the Termination Condition.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition and the Termination Condition). However, without the consent of Sapient, we are not permitted to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Minimum Condition or the Termination Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares, (v) except as otherwise permitted under the Merger Agreement, terminate or extend the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares in any material respect or (viii) provide any "subsequent offering period" under Rule 14d-11 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        See Section 15—"Conditions of the Offer."

Have any Sapient stockholders entered into agreements with Parent or its affiliates requiring them to tender their Shares?

        Yes. In connection with the execution of the Merger Agreement, certain officers, directors and other stockholders of Sapient (collectively, the "Supporting Stockholders") have entered into a Tender and Support Agreement, dated as of November 1, 2014, with Parent and Purchaser (the "Support Agreement"). Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders agree, among other things, to tender Shares representing in the aggregate approximately 17.7% of Sapient's total outstanding Shares, and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreement. See Section 11—"The Merger Agreement; Other Agreements" in this Offer to Purchase for a description of the Support Agreement.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Date. If you are the registered owner but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three NASDAQ trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period. See Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after January 11, 2015, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights."

What does the Sapient board of directors think of the Offer?

        The board of directors of Sapient, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Sapient and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and (iii) recommended that the stockholders of Sapient accept the Offer and tender all of their Shares pursuant to the Offer.

        See the "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with Sapient." We expect that a more complete description of the reasons for the Sapient board of directors' approval of the Offer and the Merger will be set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 to be prepared by Sapient and filed with the SEC and mailed to all Sapient stockholders.

If the Offer is completed, will Sapient continue as a public company?

        No. Immediately following consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of Delaware law, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded.

        See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        If the Minimum Condition is satisfied and we accordingly acquire that number of Shares that represents at least a majority of the then-outstanding Shares, then, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Sapient pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, and we will neither accept such Shares for purchase nor will we consummate the Merger.

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Sapient (i) will not be required to vote on the Merger, (ii) will be entitled to appraisal rights under Delaware law in connection with the Merger if they do not tender Shares in the Offer and (iii) will, if they do not validly exercise appraisal rights under Delaware law, receive the same cash consideration, without interest and less any applicable withholding taxes, for their Shares as was payable in the Offer (the "Merger Consideration").

        See Section 11—"The Merger Agreement; Other Agreements," Section 12—"Purpose of the Offer; Plans for Sapient—Merger Without a Stockholder Vote" and Section 17—"Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On October 31, 2014, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $17.32. On November 11, 2014, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on NASDAQ was $24.63. The Offer Price represents a 44% premium over the October 31, 2014 closing stock price and a 63.5% premium over the volume weighted average price per Share of $15.29 during the 30-day period ending October 31, 2014.

        See Section 6—"Price Range of Shares; Dividends."

Will I be paid a dividend on my Shares during the pendency of the Offer?

        No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Sapient will not declare, set aside or pay any dividends on, or make or pay any dividend or other distributions (whether in cash, stock or property) in respect of, any shares of any Sapient capital stock (including the Shares).

        See Section 6—"Price Range of Shares; Dividends."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger if they did not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.

        See Section 17—"Appraisal Rights."

What will happen to my stock options in the Offer?

        Pursuant to the Merger Agreement, each stock option outstanding immediately prior to the Acceptance Time, whether vested or unvested, will be canceled at the Acceptance Time and converted into the right to receive, promptly following the closing of the Merger, an amount in cash, without interest and less any applicable tax withholding, equal to (a) the excess, if any, of the Offer Price over the exercise price per share of the stock option, multiplied by (b) the number of Shares subject to the stock option.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Equity Awards."

        What will happen to my restricted stock units and performance restricted stock units in the Offer?

        Pursuant to the Merger Agreement, each restricted stock unit and performance restricted stock unit outstanding immediately prior to the Acceptance Time will be canceled at the Acceptance Time and converted into the right of the holder to receive, promptly following the closing of the Merger (except in the case of a Specified Sapient Executive (as defined below) who does not execute a Specified Retention Letter Agreement (as defined below)), an amount in cash, without interest and less any applicable tax withholding, equal to the sum of (a) the Offer Price multiplied by the number of Shares subject to such restricted stock unit or performance restricted stock unit, as applicable (assuming in the case of performance restricted stock units, that applicable performance conditions are deemed to be achieved at maximum performance level) and (b) any accrued and unpaid cash dividend equivalents with respect to such restricted stock unit or performance restricted stock unit.

        With respect to 24 Sapient employees specified by mutual agreement of Parent and Sapient (each, a "Specified Sapient Executive"), payment in exchange for the cancellation of the Specified Sapient Executive's restricted stock units and performance restricted stock units will be made promptly following the closing of the Merger if the Specified Sapient Executive enters into a retention letter agreement with Parent pursuant to the terms agreed between Parent and Sapient (a "Specified Retention Letter Agreement"), and otherwise, payment will be made on the original vesting dates of the corresponding restricted stock units or performance restricted stock units, subject generally to the Specified Sapient Executive's continued employment with Parent and its affiliates through such dates.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Equity Awards."

What are the material United States federal income tax consequences of tendering Shares?

        The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

        We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

        See Section 5—"Certain United States Federal Income Tax Consequences" for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

        You may call D.F. King & Co., Inc. toll-free at (866) 796-6860. Banks and brokers may call collect at (212) 269 5550. D.F. King & Co., Inc. is acting as the information agent (the "Information Agent") for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

INTRODUCTION

To the Holders of Shares of Common Stock of Sapient Corporation:

        1926 Merger Sub Inc., a Delaware corporation (which we refer to as "Purchaser") and a wholly owned indirect subsidiary of Publicis Groupe S.A., a French société anonyme (which we refer to as "Parent"), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Sapient Corporation, a Delaware corporation (which we refer to as "Sapient" or the "Company"), at a purchase price of $25.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer").

        We are making this Offer pursuant to an Agreement and Plan of Merger, dated as of November 1, 2014 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and Sapient. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Sapient (the "Merger"), with Sapient continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and an indirect wholly owned subsidiary of Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than Shares owned by (i) Sapient, Parent, Purchaser or any other subsidiary of Parent, which Shares will be canceled and will cease to exist, (ii) any subsidiary of Sapient, which Shares will be converted into shares of common stock of the Surviving Corporation or (iii) stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be automatically canceled and converted into the right to receive $25.00 per Share or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. As a result of the Merger, Sapient will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment of Sapient stock options and restricted stock units in the Merger.

        Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A., the depositary and paying agent for the Offer (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Offer is conditioned upon, among other things, the (a) absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Condition, (ii) the HSR Condition, (iii) the German Act Condition, (iv) the CFIUS Condition, (v) the FOCI Mitigation Plan Condition and (vi) the Governmental Entity Condition.

        The "Minimum Condition" requires that the number of Shares validly tendered (excluding, for the avoidance of doubt, Shares tendered pursuant to guaranteed delivery procedures but not yet delivered) and not withdrawn on or prior to the end of the day, immediately after 11:59 p.m., New York City time, on December 10, 2014 (the "Expiration Date," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration

Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), represents at least a majority of the then-outstanding Shares.

        The "HSR Condition" requires that any waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer and the consummation of the Merger shall have expired or been terminated. The Merger Agreement requires that each of Parent and Sapient file a Premerger Notification and Report Form with the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer no later than 10 business days after the date of the Merger Agreement.

        The "German Act Condition" requires that any waiting period (or extension thereof) under any applicable competition, merger control, antitrust or similar law of Germany applicable to the purchase of the Shares pursuant to the Offer and the consummation of the Merger shall have either expired or otherwise been terminated, and any required approval with respect thereto shall have been obtained.

        The "CFIUS Condition" requires that, if a filing with the Committee on Foreign Investment in the United States ("CFIUS") is made,(i) a written confirmation has been obtained from CFIUS that it has completed its review, or if applicable, investigation, under Section 721 of the United States Defense Production Act of 1950 (codified at 50 U.S.C. App. § 2170), and the regulations promulgated thereunder (31 C.F.R. Part 800) (the "Exon-Florio Amendment"), and determined that there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement; (ii) if following an investigation, if any, CFIUS shall have reported the transactions contemplated by the Merger Agreement to the President of the United States, the President of the United States shall have declined to exercise his authorities under the Exon-Florio Amendment to suspend or prohibit the transactions contemplated by the Merger Agreement or; (iii) if following an investigation, if any, CFIUS shall have reported the transactions contemplated by the Merger Agreement to the President of the United States and the President of the United States shall have determined to take action, such action would not, and would not reasonably be expected to, individually or in the aggregate, result in a Burdensome Condition (as described below).

        The "FOCI Mitigation Plan Condition" requires that the parties shall have executed a commitment letter setting forth the terms of, or otherwise reached agreement on, a foreign ownership, control or influence ("FOCI") mitigation plan that is acceptable to the U.S. Defense Security Service (the "DSS") and the U.S. Department of Energy (the "DOE") and any other applicable governmental entity in connection with the FOCI Requirements (as described below), as applicable, that does not impose any Burdensome Condition (as described below)

        The "Governmental Entity Condition" requires that no judgment issued by a governmental entity of competent jurisdiction or law or other legal prohibition preventing or prohibiting the consummation of the Offer or the Merger shall be in effect.

        A "Burdensome Condition" means any action, condition, restriction or other mitigation involving Parent or Sapient or their respective subsidiaries that would be, or would reasonably be expected to be, individually or in the aggregate, material in relation to the businesses of Sapient and its subsidiaries, taken as a whole, regardless of whether any such action, condition, restriction or mitigation is in respect of Parent, Sapient or their respective subsidiaries; it having been agreed that any sale, divestiture, license, holding separate or other disposition of, or restriction on, or other mitigation action required by, CFIUS, or the DSS or the DOE or any other governmental entity in connection with the FOCI Requirements, with respect to all or any portion of the products, assets, contracts or businesses of, or capital stock of the subsidiary or subsidiaries of Sapient conducting, the Sapient Government Services unit of Sapient shall be deemed not to constitute, collectively, in and of themselves, a Burdensome Condition. The "FOCI Requirements" are the approvals of the DSS, the DOE or any other governmental entity required for Sapient and its subsidiaries to maintain their respective facility security clearances and continue to be in compliance with and perform under their contracts, or under any U.S. national industrial security requirements or laws or similar foreign investment laws, requirements or regulations of the United States.

        The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Conditions of the Offer." The Offer is not subject to any financing condition.

        The board of directors of Sapient, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, Sapient and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and declared that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable and (iii) recommended that the stockholders of Sapient accept the Offer and tender all of their Shares pursuant to the Offer.

        A more complete description of the Sapient board of directors' reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Sapient (together with any exhibits and annexes attached thereto, the "Schedule 14D-9"), that will be furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-heading "Background of the Merger Agreement; Reasons for Recommendation."

        Sapient has advised Parent that, as of November 7, 2014, 140,847,744 Shares were issued and outstanding.

        In connection with the execution of the Merger Agreement, certain officers, directors and other stockholders of Sapient (collectively, the "Supporting Stockholders") entered into a Tender and Support Agreement, dated as of November 1, 2014, with Parent and Purchaser (the "Support Agreement"). Subject to the terms and conditions of the Support Agreement, the Supporting Stockholders agreed, among other things, to tender Shares representing in the aggregate approximately 17.7% of Sapient's total outstanding Shares pursuant to the Offer, and, subject to certain exceptions, not to transfer any of those Shares that are subject to the Support Agreement.

        Pursuant to the Merger Agreement, the board of directors of the Surviving Corporation at and immediately following the Effective Time will consist of the member or members of the board of directors of Purchaser immediately prior to the Effective Time. The officers of the Surviving Corporation at and immediately following the Effective Time will consist of the officers of Sapient immediately prior to the Effective Time.

        This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies in connection with the Offer or the Merger. If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL without the approval of the stockholders of Sapient.

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, stockholders of Sapient will be entitled to appraisal rights under Delaware law in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 17—"Appraisal Rights."

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights."

        Acceptance and payment for Shares pursuant to and subject to the conditions of the Offer, which shall occur on or within three business days of December 10, 2014, unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to as the "Offer Closing," and the date and time at which such Offer Closing occurs is referred to as the "Acceptance Time." The time at which the Merger becomes effective is referred to as the "Effective Time."

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition, the HSR Condition, the German Act Condition, the CFIUS Condition, the FOCI Mitigation Plan Condition and the Governmental Entity Condition and the other conditions described in Section 15—"Conditions of the Offer."

        We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, Purchaser must extend the Offer (i) on one or more occasions, for successive periods of not more than 10 business days each (or for such longer period as Parent, Purchaser and the Company may agree) if at any scheduled Expiration Date any Offer Condition other than the Minimum Condition has not been satisfied or waived in order to permit the satisfaction of the Offer Conditions and (ii) for any period required by any law, rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or any rules and regulations of the NASDAQ applicable to the Offer. In addition, we have agreed that if each Offer Condition other than the Minimum Condition has been satisfied or waived and the Minimum Condition has not been satisfied, we may, and at the request of the Company, we must extend the Offer for up to two consecutive increments of not more than 10 business days each (or such longer period as Parent, Purchaser and Sapient may agree). If we extend the Offer, such extension will extend the time that you will have to tender your Shares. Purchaser will not be required, or permitted without the Company's consent, to extend the Offer beyond May 1, 2015 (except that such date will be automatically extended to July 30, 2015 if any of the HSR Condition, the German Act Condition, the CFIUS Condition, the FOCI Mitigation Plan Condition or the Governmental Entity Condition (with respect to certain merger control, CFIUS or FOCI laws and requirements) is not yet satisfied or waived, but all other Offer Conditions are satisfied or waived by such date. May 1, 2015, as it may be so extended, is referred to as the "Outside Date."

        Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive, in whole or in part, any Offer Condition or modify the terms of the Offer. However, without the consent of Sapient, we are not permitted to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Minimum Condition or the Termination Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares, (v) except as otherwise permitted under the Merger Agreement, terminate or extend the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares in any material respect or (viii) provide any "subsequent offering period" under Rule 14d-11 of the Exchange Act.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        There will not be a subsequent offering period for the Offer.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15—"Conditions of the Offer." Under certain circumstances, we may extend the Outside Date and/or terminate the Merger Agreement and the Offer. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Termination."

        As soon as practicable following the Acceptance Time, in accordance with the terms of the Merger Agreement, we will complete the Merger without a vote of the stockholders of Sapient pursuant to Section 251(h) of the DGCL. The Offer will be deemed, for purposes of Section 251(h) of the DGCL, to exclude Shares owned by Sapient, Parent, Purchaser or any other wholly owned subsidiary of Parent or Sapient as of immediately prior to the commencement of the Offer, which Shares Parent, Purchaser and Sapient have agreed in the Merger Agreement will be canceled or converted into shares of the Surviving Corporation, as the case may be, in the Merger.

        Sapient has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Sapient and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Conditions of the Offer," we will accept for payment and promptly pay for Shares validly tendered and not properly withdrawn pursuant to the Offer on or after the Expiration Date.

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as described below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        On the terms of and subject to the Offer Conditions, promptly after the Expiration Date of the Offer, we will accept for payment, and pay for, all Shares validly tendered to us in the Offer and not withdrawn on or prior to the Expiration Date of the Offer. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (b) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution (as defined below);

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Date; and

  •
  the certificates for all such validly tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by overnight courier or mail to the Depositary and must include a guarantee by an Eligible Institution (as defined below) in the form set forth in such notice. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Date.

        Guarantee of Signatures.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        Irregularities.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser shall determine. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by Purchaser in its sole discretion.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of the Company's stockholders.

        Information Reporting and Backup Withholding.    Payments made to stockholders of Sapient in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. stockholders that do not otherwise establish an exemption should complete and return the Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a United States person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Foreign stockholders should submit an appropriate and properly completed Internal Revenue Service ("IRS") Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.     Withdrawal Rights.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the end of the day, immediately after 11:59 p.m., New York City time, on the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 11, 2015, which is the 60th day after the date of the commencement of the Offer.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering

Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) of Sapient whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The summary applies only to U.S. Holders who hold Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any foreign, state or local tax consequences of the Offer or the Merger. In addition, this summary does not address United States federal taxes other than income taxes. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, S corporations, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for United States federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, and stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights, or stock appreciation rights, as restricted stock, or otherwise as compensation).

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Shares that, for United States federal income tax purposes, is: (i) an individual citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if (A) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. This discussion does not address the tax consequences to stockholders who are not U.S. Holders.

        If a partnership, or another entity or arrangement treated as a partnership for United States federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership's activities. Accordingly, partnerships or other entities treated as partnerships for United States federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax consequences of the Offer and the Merger on a beneficial owner of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and changes in any laws.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder's adjusted tax basis in the Shares exchanged. Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. Holder's holding period for such Shares is more than one year. Long-term capital gain recognized by an individual is generally taxable at a reduced rate. The deductibility of capital losses is subject to certain limitations.

        If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of Shares.

        A U.S. Holder who exchanges Shares pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.     Price Range of Shares; Dividends.

        The Shares currently trade on the NASDAQ Stock Market ("NASDAQ") under the symbol "SAPE." Sapient advised Parent that, as of November 7, 2014, there were 140,847,744 Shares outstanding.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the three preceding fiscal years, as reported on NASDAQ, and the quarterly cash dividends declared per share for each such quarterly period.

	High	Low	Cash Dividends Declared
Year Ended December 31, 2011
First Quarter	$13.44	$10.48	$—
Second Quarter	15.48	11.45	—
Third Quarter	16.25	9.66	0.35
Fourth Quarter	13.23	9.00	—
Year Ended December 31, 2012
First Quarter	$13.88	$11.93	—
Second Quarter	12.80	9.01	—
Third Quarter	10.99	9.13	—
Fourth Quarter	11.75	9.90	—
Year Ended December 31, 2013
First Quarter	$12.60	$10.58	—
Second Quarter	13.59	10.91	—
Third Quarter	16.15	12.93	—
Fourth Quarter	17.95	14.80	—
Year Ended December 31, 2014
First Quarter	$17.89	$14.99	—
Second Quarter	17.61	14.51	—
Third Quarter	16.66	13.61	—
Fourth Quarter (through November 11, 2014)	24.73	12.85	—

        On October 31, 2014, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $17.32. On November 11, 2014, the last full trading day before the commencement of the offer, the reported closing sales price of the Shares on NASDAQ was $24.63. The Offer Price represents a 44% premium over the October 31, 2014 closing stock price and a 63.5% premium over the volume weighted average price per Share of $15.29 during the 30-day period ending October 31, 2014.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Sapient will not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares).

7.     Certain Information Concerning Sapient.

        Except as specifically set forth herein, the information concerning Sapient contained in this Offer to Purchase has been taken from or is based upon information furnished by Sapient or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Sapient's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We do not assume any responsibility for the accuracy or completeness of the information concerning Sapient, whether furnished by Sapient or contained in such documents and records, or for any failure by Sapient to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

        General.    Sapient was incorporated as a Delaware corporation in 1991. Sapient's principal offices are located at 131 Dartmouth Street, Boston, Massachusetts 02116, and its telephone number there is (617) 621-0200. The following description of Sapient and its business has been taken from Sapient's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and is qualified in its entirety by reference to such Form 10-K.

        Sapient is a global services company that helps clients identify and act upon opportunities to improve their business performance by capitalizing on changes, disruptions, or opportunities that exist in their business or industry.

        Sapient provides a combination of strategy, marketing, and technology services that it uniquely connects to enable its clients to gain a competitive advantage and succeed in a rapidly changing, hyper-connected, and increasingly global business environment. Sapient achieves this success for its clients by delivering a unique combination of integrated marketing and business services that leverage a deep understanding of technology and a rich history of understanding the role technology plays in creating competitive advantage for companies in the digital age of business.

        Sapient operates through three main business units: SapientNitro, Sapient Global Markets, and Sapient Government Services.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Sapient is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Sapient's directors and officers, their remuneration, stock options granted to them, the principal holders of Sapient's securities, any material interests of such persons in transactions with Sapient and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 28, 2014 and distributed to Sapient's stockholders on or about April 28, 2014. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Sapient, that file electronically with the SEC.

        Financial Projections.    In connection with the due diligence review of Sapient by Parent and Purchaser, Sapient prepared and provided Parent and Purchaser with certain non-public forward-looking financial information concerning Sapient's internal financial forecasts of its anticipated future operations for the fiscal years 2014 through 2017 (the "Projections"). None of Parent, Purchaser or any of their affiliates or representatives participated in preparing, and they do not express any view with respect to, any aspect of the Projections described below, or any of the assumptions underlying such information. The inclusion of the Projections in this Offer to Purchase should not be regarded as an admission or representation of Parent, Purchaser or Sapient, or an indication that any of Parent, Purchaser or Sapient or their respective affiliates or representatives, considered, or now consider, the Projections to be reasonably prepared or a reliable prediction of actual future events or results, and the Projections should not be relied upon as such. Parent and Purchaser do not view the Projections as reflecting a reasonable outlook for Sapient's business on a standalone basis and, therefore, Parent and Purchaser did not base their decision to enter into the Merger Agreement on the Projections. The Projections are being provided in this document solely because Sapient made them available to Parent and Purchaser in connection with their due diligence review of Sapient. None of Parent or Purchaser or any of their respective affiliates or representatives assumes any responsibility for the accuracy of the Projections or makes any representation to any stockholder regarding the Projections, and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

        The Projections were prepared by and are solely the responsibility of Sapient's management. Sapient has advised us that the Projections were not prepared with a view to public disclosure or complying with U.S. generally accepted accounting principles ("GAAP"), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Additionally, Sapient has advised us that the projections were not prepared with the assistance of or reviewed, compiled or examined by Sapient's independent registered public accounting firm, and it has not expressed any opinion or any other form of assurance of such information or the likelihood that Sapient may achieve the results contained in the Projections, and accordingly, assumes no responsibility for them and disclaims any association with them. These Projections are not being included to influence any stockholder's decision whether to tender his or her Shares in the Offer, and readers of this Offer to Purchase are strongly cautioned not to place undue, if any, reliance on the Projections set forth below.

        Sapient has advised us that, while presented with numerical specificity, the Projections necessarily were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Sapient's management. Since the Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The assumptions upon which the Projections were based necessarily involved judgments with respect to, among other things, industry performance, general business, economic, competitive and regulatory, market and financial conditions and other future events, as well as matters specific to Sapient's businesses, all of which are difficult or impossible to predict and many of which are beyond Sapient's control. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections may be affected by Sapient's ability to achieve strategic goals, objectives and targets over the applicable periods. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

        In light of the foregoing factors and uncertainties inherent in these projections, Sapient's stockholders are cautioned not to place undue, if any, reliance on the Projections set forth below.

Projected Statements of Operations

($mm)	2014	2015	2016	2017
REVENUE	$1,401.3	$1,537.3	$1,729.1	$1,945.3
GROSS MARGIN	$464.2	$511.0	$580.7	$659.1
NON-GAAP PROFIT(1)	$180.0	$208.7	$240.1	$276.1
EBITDAS(2)	207.0	237.9	272.9	313.0
GAAP PROFIT	$125.6	$164.5	$196.0	$232.9
NET INCOME (GAAP)	$82.4	$105.9	$126.2	$149.8

EPS (GAAP)	$0.58	$0.74	$0.87	$1.02

(1)
Non-GAAP Profit means GAAP operating income, adding back impairment of long-lived assets, costs of stock based compensation, employment-related tax liabilities resulting from the movement of global employees, amortization, restructuring costs and costs associated with mergers and acquisitions.

(2)
EBITDAS means earnings before interest, income taxes, depreciation and amortization, adding back the costs of stock-based compensation.

8.     Certain Information Concerning Parent and Purchaser.

        Parent and Purchaser.    Parent was incorporated in France on May 30, 1927. Parent is one of the world's leading communications groups. Parent offers a full range of services and skills: digital (DigitasLBi, Razorfish, Rosetta, VivaKi, Nurun), advertising (BBH, Leo Burnett, Publicis Worldwide, Saatchi & Saatchi), public affairs, corporate communications and events (MSLGROUP), media strategy, planning and buying (Starcom MediaVest Group and ZenithOptimedia), healthcare communications, with Publicis Healthcare Communications Group (PHCG), and finally, brand asset production with Prodigious. Present in 108 countries, Parent employs 63,000 professionals.

        Purchaser is a Delaware corporation formed on October 30, 2014 solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations ancillary or otherwise related to the Merger Agreement. Upon the completion of the Merger, Purchaser's separate corporate existence will cease and Sapient will continue as the Surviving Corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned indirect subsidiary of Parent.

        Parent's principal executive offices, which is also Purchaser's business address, are located at 133 Avenue des Champs Elysées, 75008 Paris, France. Each of Parent's and Purchaser's telephone number at this location is +33-1-44-43-70-00.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and Purchaser are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as provided in the Merger Agreement, the Support Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement, the Support Agreement or as otherwise described in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Sapient (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Sapient or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Sapient or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        The Offer is not conditioned upon obtaining financing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all issued and outstanding Shares, Parent and Purchaser have received a debt financing commitment in respect of funds sufficient, together with certain cash on hand of Parent, to purchase all Shares tendered pursuant to the Offer, and there is no financing condition to the completion of the Offer, we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

        Parent and Purchaser estimate that the total amount of funds required to consummate the Offer and purchase all outstanding Shares in the Offer and to provide funding for the Merger is approximately $3.7 billion, plus related fees and expenses. Parent and Purchaser anticipate funding such cash requirements with a combination of the proceeds from the Debt Financing as described herein and cash on hand of Parent. Funding of the Debt Financing is subject to the satisfaction of various customary conditions. As of June 30, 2014, Parent had approximately $1.0 billion (calculated by reference to the U.S. dollar to Euro exchange rate in effect on November 10, 2014) of cash and marketable securities.

        The following summary of certain financing arrangements in connection with the Offer and the Merger does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter described below, a copy of which is filed as Exhibit (b)(1) to the Schedule TO filed with the SEC and incorporated by reference herein. Stockholders are urged to read the Debt Commitment Letter for a more complete description of the provisions summarized below.

  Debt Financing

        Parent has received a commitment letter, dated as of November 1, 2014 (as amended, supplemented or otherwise modified from time to time, the "Debt Commitment Letter"), from Citibank N.A., London Branch (the "Financing Source" or "Agent") pursuant to which the Debt Financing Source made a loan commitment for the purpose of financing a portion of the funds required to complete the Offer and the Merger. Parent's cash on hand, together with the proceeds of the credit facility contemplated by the Debt Commitment Letter, and/or proceeds of capital markets transactions and/or bank or other debt financings entered into by Parent or its subsidiaries in lieu of all or a portion of such credit facility, will be sufficient to fund the Offer, the Merger and costs and expenses related to the foregoing.

        Pursuant to the Debt Commitment Letter, the Debt Financing Source has committed to provide or arrange, subject to the terms and conditions of the Debt Commitment Letter, an unsecured term loan facility in the aggregate principal amount of $3.5 billion (the "Facility"). The Facility matures on January 15, 2016 (subject to a single six-month extension in the discretion of Parent).

        The commitment of the Debt Financing Source with respect to the Facility expires upon the earliest of (i) July 30, 2015 and (ii) the termination of the Merger Agreement in accordance with its terms.

  Conditions Precedent to the Debt Commitment

        The availability of the Facility is subject to, among other things:

  •
  the consummation, no later than 24 hours following the funding of the Facility, of the Merger in accordance with the terms and conditions of the Merger Agreement (without there having been any amendments or waivers thereto by Parent that are materially adverse to the interests of the lenders under the Facility or which are otherwise specified in the Debt Commitment Letter, other than with the prior written consent of the Agent);

  •
  no public offer (that has been accepted by Parent) having been made in respect of the shares of Parent and no change of control of Parent (as defined in the Debt Commitment Letter) having been consummated with Parent's consent;

  •
  the absence of certain insolvency events with respect to Parent;

  •
  the absence of any "Company Material Adverse Effect" (as defined in the Merger Agreement);

  •
  certain specified representations and warranties being true and correct in all material respects;

  •
  payment of required fees and expenses; and

  •
  execution and delivery of definitive documentation for the Facility.

        As of the date hereof, no alternative Debt Financing arrangements or alternative financing plans have been made in the event the Facility is not available.

  Facility

        The Facility consists of a $3.5 billion term loan.

        Interest Rate.    The loan under the Facility is expected to bear interest at a rate equal to adjusted LIBOR plus a spread. The spread will increase over time until January 2016, at which point it will become fixed.

        Prepayments.    Parent will be permitted to make voluntary prepayments with respect to the Facility at any time, without premium or penalty (other than LIBOR breakage costs, if applicable).

        Guarantors.    The Facility may be borrowed by Parent or a subsidiary thereof. In the event the Facility is borrowed by a subsidiary of Parent, Parent will guarantee the Facility.

        Other Terms.    The Facility will contain customary representations and warranties and customary covenants for facilities of this nature. The Facility will also include customary events of default. The Facility will be governed by French law.

        The foregoing summary of certain provisions of the Debt Commitment Letter and all other provisions of the Debt Commitment Letter discussed herein do not purport to be complete and are qualified in their entirety by reference the Debt Commitment Letter, a copy of which is filed as Exhibit (b)(1) to the Schedule TO filed with the SEC and incorporated herein by reference.

10.   Background of the Offer; Past Contacts or Negotiations with Sapient.

        The information set forth below regarding Sapient was provided by Sapient, and none of Parent, Purchaser nor any of their affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its affiliates or representatives did not participate.

  Background of the Offer

        The following chronology summarizes the key meetings and events between representatives of Parent with representatives of Sapient that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the representatives of Sapient and Parent. For a review of Sapient's additional activities relating to these contacts, please refer to Sapient's Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

        From time to time since 2011 and until Parent began discussions with Omnicom Group Inc. in 2013 regarding a potential merger of equals, Mr. Herrick and Mr. Lévy engaged in periodic conversations regarding potential strategic transactions and opportunities, without any specific proposals being made nor any specificity regarding valuation or any other terms.

        In June 2014, a representative of Bank of America Merrill Lynch ("BofA Merrill Lynch") contacted Mr. Herrick on behalf of Parent, indicating Parent's interest in meeting to discuss a potential strategic opportunity.

        On July 23, 2014, Mr. Lévy and Mr. Herrick met in London. During this meeting, Mr. Lévy told Mr. Herrick that he saw significant strategic benefits from a business combination with Sapient, and that Parent was interested in pursuing this seriously. Following the meeting, on July 29, 2014, Mr. Lévy followed up to express his desire to facilitate further discussions with Mr. Herrick on the topic of a potential sale, noting again his belief that there was a compelling strategic rationale for the proposed transaction. He noted that Parent would be prepared to acquire Sapient in an all cash transaction, and, without making a specific proposal as to price, Mr. Lévy indicated that Parent would be prepared in the near term to make a more concrete proposal at a favorable valuation.

        Over the course of the remainder of August 2014, Mr. Herrick and Mr. Lévy remained in communication, discussing, among other things, the digital advertising and marketing industries and the potential benefits of a business combination of their respective companies, how an integration of Sapient into Parent could be accomplished to best achieve such benefits, including retention of critical talent through such a transition, and leadership of the business unit going forward.

        On August 25, 2014, Mr. Lévy provided Mr. Herrick with an overview of the potential benefits of a potential transaction for both companies, noting that while he believed the market price of Sapient already reflected a full value, his evaluation of the strategic and transformative nature of such a combination would support a valuation at a premium to that market price. On August 26, 2014, Mr. Herrick responded to Mr. Lévy noting Mr. Herrick's view of the potential benefits to Parent of a potential transaction with Sapient. He also noted that while Sapient was not for sale and these conversations were merely exploratory, he disagreed that the market price of Sapient already reflected full value.

        On September 1, 2014, Mr. Lévy indicated to Mr. Herrick Parent's interest in pursuing a transaction in which Parent would acquire Sapient in an all-cash transaction at $20.00 per share.

Mr. Herrick, following consultation with several Sapient board members, responded to Mr. Lévy that there would be no interest in any further engagement at that price.

        On September 7, 2014, Mr. Lévy responded to Mr. Herrick that based upon their discussions and his expectations of what would likely be confirmed in due diligence, Parent could increase its valuation to $21.00 per share in cash with the ability to move expeditiously.

        On September 15, 2014, Mr. Herrick and Mr. Lévy communicated by telephone, with Mr. Herrick reiterating that Sapient was not for sale, that the Sapient board was very enthusiastic about Sapient's standalone prospects and that there would be no interest in a transaction at the valuation he proposed. Mr. Lévy asked Mr. Herrick about his price expectations, and Mr. Herrick again noted that since Sapient was not for sale, it would require something compelling to change the path forward for Sapient. Mr. Herrick expressed his view that, based on discussions with the Sapient board, a price that was at least in the mid-$20.00's per share would be required to garner any interest from the Sapient board. On September 16, 2014, Mr. Herrick and Mr. Lévy again communicated by telephone to continue their discussion.

        On September 22, 2014, Mr. Herrick and Mr. Lévy met at the offices of BofA Merrill Lynch in New York. Mr. Herrick again indicated to Mr. Lévy, among other things, that the $21.00 per share price quoted by Mr. Lévy was far below that at which the Sapient board would consider pursuing a sale, and reiterated that a price in the mid-$20.00's per share would be required to garner interest from the Sapient board. They also discussed other strategic elements of a potential combination, including potential synergies, the importance of retaining key talent, including Mr. Herrick, and the potential that Mr. Jerry A. Greenberg, one of the founders of Sapient, could join the Supervisory Board of Parent (the "Supervisory Board").

        On September 23, Mr. Herrick and Mr. Lévy communicated again, with Mr. Herrick underscoring that significant movement on valuation would be required to proceed beyond the discussions they had been having.

        On September 26, 2014, Mr. Lévy made a revised proposal to Mr. Herrick stating, among other things, that based upon their discussions to date and Parent's view as to the transformational nature of the combination, Parent would be prepared to raise its offer to $23.00 per share in cash for all the outstanding equity of Sapient. Mr. Lévy noted that securing a commitment from Mr. Herrick and certain other key people was viewed by himself and the Supervisory Board as essential for the future of the combined company. He also noted that his proposal was not subject to any financing contingency.

        On October 6, 2014, Mr. Herrick telephoned Mr. Lévy and advised him that the Sapient board would not be supportive of a transaction at $23.00 per share, reiterating many of the comments he had made in previous conversations. Mr. Herrick also indicated that based on discussions with individual directors it was his view that a price of at least $25.00 per share would be required to win engagement of the Sapient board. Mr. Lévy declined to raise Parent's offer.

        During subsequent conversations between Mr. Herrick and Mr. Lévy over the ensuing days, Mr. Lévy reiterated that his offer of $23.00 per share was a very full offer and a very high premium to Sapient's market price. Mr. Herrick again noted that Sapient was not for sale, and that in his view it would take a price of at least $25.00 per share to win engagement of the Sapient board. Ultimately, Mr. Lévy informed Mr. Herrick that he would take this back to the Supervisory Board and revert after his board meeting as to whether there was anything further to discuss.

        On October 21, 2014, Mr. Lévy contacted Mr. Herrick and advised him that after significant deliberation the Supervisory Board had authorized him to increase its offer to $25.00 per share for Sapient, subject to the condition that they begin engagement immediately and move toward an announcement on an expedited timetable. Mr. Herrick told Mr. Lévy that he would inform the Sapient board of this offer. During the course of the conversation, Mr. Lévy also stated that any leak in advance of announcement of a definitive agreement would be highly detrimental to both companies and could jeopardize negotiations.

        On October 22, 2014, following a meeting of the Sapient board of directors, Mr. Herrick advised Mr. Lévy that the Sapient board was willing to allow Parent to commence full due diligence and to proceed to negotiation of a definitive merger agreement with Parent on the basis of its $25.00 per share offer price, and requested that Mr. Lévy provide him with a detailed plan for the conduct of the due diligence requested by Parent. Mr. Lévy replied on October 23, 2014, with a list of Parent's due diligence requests.

        Later on October 23, 2014, Cravath, Swaine & Moore LLP ("Cravath"), outside counsel to Sapient, provided Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), outside counsel to Parent, with a draft confidentiality agreement, which was negotiated over the next two days. On October 25, 2014, Wachtell Lipton noted that Parent would require a 30-day exclusivity agreement as a predicate to engaging in negotiations. Cravath informed Wachtell Lipton that Sapient was not prepared to agree to exclusivity. Later that day, the confidentiality agreement was executed without an exclusivity provision. Following the execution of the confidentiality agreement, Sapient began to provide Parent with due diligence access.

        Later in the day on October 25, 2014, Cravath sent a draft merger agreement to Wachtell Lipton. The initial draft included, among other things, a proposed termination fee of 1.0% of Sapient's deal equity value, which would be payable by Sapient upon, among other events, Sapient's termination of the merger agreement to accept a superior proposal. That evening, senior management teams from Sapient and Parent, including Mr. Lévy and Mr. Herrick, met for dinner in New York.

        On October 26 and 27, 2014, the senior management team from Parent, including Mr. Lévy, met at the offices of Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to Sapient with respect to a potential strategic transaction, in New York for presentations by Sapient's management in connection with Parent's due diligence process.

        Also on October 27, Wachtell Lipton advised Cravath that Parent would require, among other things, a termination fee of 5% of deal equity value, a five-business day match right, and a tender and support agreement from each of Sapient's founders and from the members of its board of directors and senior management, which tender and support agreement would include a provision precluding such stockholders from voting in favor of an alternative transaction for a period of 12 months following termination of the merger agreement.

        On October 28, 2014, Wachtell Lipton sent a revised draft of the merger agreement and an initial draft of a tender and support agreement to Cravath, which reflected the terms proposed by Wachtell Lipton on October 27. Following receipt of this revised draft and in the ensuing days, representatives of Cravath and Wachtell Lipton and senior management of both companies held numerous discussions regarding the terms of the merger agreement, including with respect to, among other things, the restrictions on Sapient's ability to respond to unsolicited proposals, the parameters around match rights for Parent, the size of the termination fee and provisions with respect to deal certainty and conditionality.

        On October 29, 2014, Cravath sent revised drafts of the merger agreement and tender and support agreement to Wachtell Lipton reflecting, among other things, a termination fee of 2.0% of deal equity value, a two-business day match right, and a tender and support agreement with the two Company founders, which tender and support agreement would terminate automatically upon termination of the merger agreement.

        During the period from October 30, 2014 through November 1, 2014, members of management of Sapient and Parent and representatives of Cravath and Wachtell Lipton communicated numerous times and resolved the remaining key open points in the merger agreement and tender and support agreement, including, among other items, a termination fee of $125,000,000, equal to approximately 3.4% of Sapient's deal equity value, a resolution of open terms with respect to conditionality and deal certainty and a tender and support agreement that was to be signed by the two Sapient founders and Mr. Herrick, and which would be conterminous with the merger agreement. In addition, such parties also completed the terms of the proposed retention arrangements.

        In the evening of November 1, 2014, Parent and Purchaser executed financing commitment papers providing for committed funding for the full purchase price contemplated by the Merger Agreement. Shortly thereafter, Sapient, Parent and Purchaser executed the Merger Agreement and the parties thereto executed the Support Agreement and certain senior executives including Mr. Herrick executed the retention arrangements.

        In the morning of November 3, 2014, before the opening of Euronext Paris, Sapient and Parent issued a joint press release announcing the transaction and the execution of the Merger Agreement and the execution of the Support Agreement by the parties thereto.

  Past Contacts, Transactions, Negotiations and Agreements.

        For more information on the Merger Agreement and the other agreements between Sapient and Purchaser and their respective related parties, see Section 8—"Certain Information Concerning Parent and Purchaser," Section 9—"Source and Amount of Funds" and Section 11—"The Merger Agreement; Other Agreements."

11.   The Merger Agreement; Other Agreements.

  Merger Agreement

        The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement itself, a copy of which is filed as Exhibit (d)(1) to the Schedule TO filed with the SEC and incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer on or before November 17, 2014. Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15—"Conditions of the Offer." Subject to the satisfaction of the Minimum Condition and the other Offer Conditions that are described in Section 15—"Conditions of the Offer," the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for all Shares validly tendered and not withdrawn in the Offer as soon as practicable (and in any event within three business days) after the applicable Expiration Date, as it may be extended pursuant to the terms of the Merger Agreement. Acceptance and payment for Shares pursuant to and subject to the conditions of the Offer, which shall occur on or within three business days of December 10, 2014 unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to herein as the "Offer Closing," and the date and time at which the Offer Closing occurs is referred to herein as the "Acceptance Time."

        Parent and Purchaser expressly reserve the right to waive any Offer Condition, to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, except that Sapient's prior written approval is required for Parent and Purchaser to:

  •
  reduce the number of Shares subject to the Offer;

  •
  reduce the Offer Price;

  •
  waive, amend or modify the Minimum Condition or the Termination Condition;

  •
  add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares;

  •
  except as otherwise permitted in the Merger Agreement, terminate or extend the Offer;

  •
  change the form of consideration payable in the Offer;

  •
  otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares in any material respect; or

  •
  provide any "subsequent offering period" under Rule 14d-11 of the Exchange Act.

        The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer and in which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that:

  •
  If any of the Offer Conditions (other than the Minimum Condition) has not been satisfied or waived, Purchaser shall (and Parent shall cause Purchaser to) extend the Offer for successive periods of not more than 10 business days each (or such longer period as Parent, Purchaser and Sapient may agree) until such time as such Offer Conditions shall have been satisfied or waived.

  •
  Purchaser shall, and Parent shall cause Purchaser to, extend the Offer for any period required by any law, rule, regulation, interpretation or position of the SEC or its staff applicable to the Offer or any rules and regulations of NASDAQ applicable to the Offer.

  •
  If each Offer Condition other than the Minimum Condition has been satisfied or waived and the Minimum Condition has not been satisfied, Purchaser may, and, at the request of the Company, Purchaser shall, extend the Offer for up to two consecutive increments of not more than 10 business days each (or such longer period as Parent, Purchaser and Sapient may agree).

        However, Purchaser is not required to extend the Offer beyond the Outside Date and is not permitted to extend the Offer beyond the Outside Date without Sapient's consent.

        Board of Directors and Officers.    Under the Merger Agreement, the board of directors of the Surviving Corporation at and immediately following the Effective Time will consist of the member or members of the board of directors of Purchaser immediately prior to the Effective Time. The officers of the Surviving Corporation at and immediately following the Effective Time will consist of the officers of Sapient immediately prior to the Effective Time.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Sapient, and the separate existence of Purchaser will cease, and Sapient will continue as the Surviving Corporation after the Merger. The Merger will be governed by Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and Sapient have agreed to take all necessary action to cause the Merger to become effective as soon as practicable following the acceptance for payment of Shares pursuant to the Offer without a meeting of Sapient's stockholders in accordance with Section 251(h) of the DGCL.

        The certificate of incorporation of the Surviving Corporation will be amended and restated as set forth in Exhibit B to the Merger Agreement at the Effective Time. The bylaws of Purchaser immediately prior to the Effective Time will be the bylaws of the Surviving Corporation at and immediately after the Effective Time, except that the name of the Surviving Corporation will be "Sapient Corporation."

        The obligations of Sapient, Parent and Purchaser to complete the Merger are subject to the satisfaction or waiver by each of the parties of the following conditions:

  •
  Purchaser must have accepted for payment all Shares validly tendered and not withdrawn pursuant to the Offer; and

  •
  there is no judgment issued by a governmental entity of competent jurisdiction or law or other legal prohibition preventing or prohibiting the consummation of the Merger in effect.

        Conversion of Capital Stock at the Effective Time.    Shares issued and outstanding immediately prior to the Effective Time (other than Shares owned by (i) Sapient, Parent, Purchaser or any other subsidiary of Parent, which Shares will be canceled and will cease to exist, (ii) any subsidiary of Sapient, which Shares will be converted into shares of common stock of the Surviving Corporation or (iii) stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be converted at the Effective Time into the right to receive the Offer Price, without interest (the "Merger Consideration") and subject to any withholding of taxes as required by applicable law.

        Each share of Purchaser's common stock issued and outstanding prior to the Effective Time will be converted into one fully paid share of common stock of the Surviving Corporation.

        The holders of certificates or book-entry shares which immediately prior to the Effective Time represented Shares will cease to have any rights with respect to such Shares other than the right to receive, upon surrender of such certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Shares of a holder who exercises appraisal rights in accordance with Delaware law, the rights set forth in Section 262 of the DGCL.

        Treatment of Equity Awards.    Pursuant to the Merger Agreement, each stock option outstanding immediately prior to the Acceptance Time, whether vested or unvested, will be canceled at the Acceptance Time and converted into the right to receive, promptly following the closing of the Merger, an amount in cash, without interest and less any applicable tax withholding, equal to (a) the excess, if any, of the Offer Price over the exercise price per share of the stock option, multiplied by (b) the number of Shares subject to the stock option.

        Pursuant to the Merger Agreement, each restricted stock unit and performance restricted stock unit outstanding immediately prior to the Acceptance Time will be canceled at the Acceptance Time and converted into the right of the holder to receive, promptly following the closing of the Merger (except in the case of a Specified Sapient Executive who does not execute a Specified Retention Letter Agreement), an amount in cash, without interest and less any applicable tax withholding, equal to the sum of (a) the Offer Price multiplied by the number of Shares subject to such restricted stock unit or performance restricted stock unit, as applicable (assuming in the case of performance restricted stock units, that applicable performance conditions are deemed to be achieved at maximum performance level) and (b) any accrued and unpaid cash dividend equivalents with respect to such restricted stock unit or performance restricted stock unit.

        With respect to Specified Sapient Executives, payment in exchange for the cancellation of the Specified Sapient Executive's restricted stock units and performance restricted stock units will be made promptly following the closing of the Merger if the Specified Sapient Executive enters into a Specified Retention Letter Agreement, and otherwise, payment will be made on the original vesting dates of the corresponding restricted stock units or performance restricted stock units, subject generally to the Specified Sapient Executive's continued employment with Parent and its affiliates through such dates.

        Representations and Warranties.    This summary of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, Purchaser or Sapient, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer or the Merger. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and the parties made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important part by a confidential disclosure schedule delivered by Sapient to Parent in connection with the Merger Agreement. The representations and warranties may have been made for the purpose of allocating contractual risk between the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

        In the Merger Agreement, Sapient has made representations and warranties to Parent and Purchaser with respect to, among other things:

  •
  corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

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  capitalization;

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  its subsidiaries, and its equity interests in them;

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  authority relative to the Merger Agreement;

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  required consents and approvals, and no violations of laws, organizational documents, or agreements;

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  financial statements and SEC filings;

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  disclosure controls and internal controls over financial reporting;

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  brokers' fees and expenses;

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  the absence of undisclosed liabilities;

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  employees and employee benefit plans, including ERISA and certain related matters;

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  the absence of litigation;

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  taxes;

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  permits and licenses and compliance with laws;

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  compliance with anti-corruption and anti-bribery laws;

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  environmental matters;

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  intellectual property;

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  specified contracts;

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  government contracts;

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  the opinions of its financial advisors;

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  insurance;

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  certain clients;

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  affiliate transactions;

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  state takeover statutes;

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  accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9; and

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  Rule 14d-10 matters.

        Some of the representations and warranties in the Merger Agreement made by Sapient are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any effect, state of facts, condition, circumstance, change, event, development or occurrence (a) that has a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, or (b) that prevents or materially delays the performance by Sapient of, or has a material adverse effect on the ability of Sapient to perform, its obligations under the Merger Agreement in any material respect. Clause (a) of the definition of "Company Material Adverse Effect" excludes the following from constituting, whether alone or in combination, or being taken into account in determining whether there has been a Company Material Adverse Effect:

  (i)
  general conditions in the industries in which Sapient and its subsidiaries operate;

  (ii)
  general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels or trading volumes), in each case in the United States or elsewhere in the world;

  (iii)
  any change in applicable law or generally accepted accounting principles (or interpretation or enforcement thereof);

  (iv)
  geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

  (v)
  any hurricane, tornado, flood, volcano, earthquake or other natural or man-made disaster;

  (vi)
  the failure, in and of itself, of Sapient to meet any internal or published projections in respect of revenues earnings or other financial or operating metrics, or changes in the market price or trading volume of the shares of Sapient common stock or of Sapient's credit rating;

  (vii)
  the announcement, pendency or consummation of any of the transactions contemplated under the Merger Agreement (excluding as this exception relates to certain specified representations or warranties);

  (viii)
  any action taken by Sapient or any of its subsidiaries at Parent's express written request; and

  (ix)
  the identity of Parent, Purchaser or their respective affiliates;

except, in the cases of the foregoing clauses (i), (ii), (iii), (iv) or (v), to the extent that the Company and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company and its subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

        In the Merger Agreement, Parent and Purchaser have made representations and warranties to Sapient with respect to:

  •
  corporate matters, such as organization, organizational documents, standing, qualification, power and authority;

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  required consents and approvals, and no violations of laws, organizational documents or agreements;

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  authority relative to the Merger Agreement;

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  absence of litigation;

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  availability of funds;

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  ownership of securities of Sapient;

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  absence of certain relationships with the Company; and

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  accuracy of information supplied for purposes of the offer documents and the Schedule 14D-9.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or "Parent Material Adverse Effect." For purposes of the Merger Agreement, a "Parent Material Adverse Effect" means any change, effect, event, fact, development or occurrence that prevents or materially delays the performance by Parent or Purchaser of, or has a material adverse effect on the ability of Parent or Purchaser to perform, its obligations under this Merger Agreement in any material respect.

        None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any certificate delivered pursuant to the Merger Agreement survive the Effective Time.

        Conduct of Business Pending the Merger.    Sapient has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except as consented to in writing by Parent (which consent may not be unreasonably withheld, delayed or conditioned), as expressly provided by the Merger Agreement or as disclosed prior to execution of the Merger Agreement in Sapient's confidential disclosure letter, Sapient will conduct its operations according to its ordinary course of business consistent with past practice, and use commercially reasonable efforts to preserve its present organization, assets, employees and relationships with customers suppliers, licensors, licensees and others having material business dealings with the Company.

        Sapient has further agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement, except as consented to in writing by Parent (which consent may not be unreasonably withheld, delayed or conditioned), as expressly provided for by the Merger Agreement or as disclosed prior to execution of the Merger Agreement in Sapient's confidential disclosure letter, Sapient will not, among other things and subject to specified exceptions (including specified ordinary course exceptions):

  •
  set aside or pay any dividends on, make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares), or split, combine or reclassify any Company securities, or repurchase or redeem any of its capital stock or options, convertible or exchangeable securities or other rights to acquire such capital stock, other than in connection with exercise of options and withholding in connection with, or forfeiture of, options and restricted stock units;

  •
  issue or sell, or enter into any voting agreement with respect to, any capital stock of the Company, or any options or convertible or exchangeable securities or other rights to acquire such capital stock, other than Shares issuable upon exercise of the options or settlement of restricted stock units, in each case outstanding on the date of the Merger Agreement and in accordance with their respective terms;

  •
  amend its certificate of incorporation, bylaws or other comparable organizational documents (except for certain immaterial amendments relating to the organizational documents of the Company's subsidiaries);

  •
  adopt a plan of complete or partial liquidation, dissolution, merger, restructuring, recapitalization, or other reorganization of the Company (other than the Merger);

  •
  acquire any assets or properties, business or other form of corporate entity or division thereof (other than any wholly owned Company subsidiaries, or acquisitions of inventory in the ordinary course of business consistent with past practice), if the aggregate amount of consideration paid would exceed $5 million;

  •
  enter into, terminate or materially amend any collective bargaining agreement or company benefit plan or agreement;

  •
  grant to any current or former employee, director, executive officer or other individual service provider of the Company or any of its subsidiaries any material increase in compensation or any increase in severance;

  •
  enter into any employment, consulting, severance or termination agreement with any employee, director, executive officer or other service provider of the Company or of its subsidiaries;

  •
  take any action to accelerate any rights or benefits under any company benefit plan or agreement;

  •
  change any accounting methods, principles or practices;

  •
  sell, lease, license, dispose, pledge or encumber any properties or assets (with certain exceptions, including sales of immaterial Intellectual Property in the ordinary course of business consistent with past practice and sales of assets having a value no greater than $5.0 million individually or $7.5 million in the aggregate);

  •
  incur, redeem, repurchase or guarantee indebtedness for borrowed money, or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company;

  •
  make loans, advances or capital contributions to, or investments in, any other person;

  •
  other than in connection with a capital expenditure budget made available to Parent prior to November 1, 2014, make any capital expenditures that in the aggregate are in excess of $1 million;

  •
  make or change any material tax election, file any material amended tax return, request any material tax ruling or settle or compromise any material tax liability;

  •
  enter into, amend or waive any material right under, in a manner that is materially adverse to the Company, specified contracts, or terminate specified contracts;

  •
  commence or settle any legal proceeding, except for settlements or compromises that (i) involve monetary remedies with a value not in excess of $1 million with respect to any one proceeding or $2 million in the aggregate and (ii) do not impose any material restriction on the business of the Company or any of its subsidiaries;

  •
  enter into any new line of business not meaningfully related to the business of the Company or any of its subsidiaries as of the date of the Merger Agreement;

  •
  amend in a manner that adversely impacts in any material respect the ability to conduct business, or terminate or allow to lapse any material approvals, authorizations, licenses, permits, orders or consents of governmental entities;

  •
  cancel or permit to lapse any material intellectual property of the Company or its subsidiaries; or

  •
  authorize, commit or agree to take any of the foregoing actions.

        Access to Information.    From and after the date of the Merger Agreement, subject to the requirements of applicable law, Sapient has agreed to, and to cause its subsidiaries to, provide Parent, Purchaser and their authorized representatives reasonable access during normal business hours to Sapient's properties, books and records, contracts and personnel, and to furnish to Parent copies of all correspondence between Sapient or any of its subsidiaries and any party to a contract with regard to any action, consent, approval or waiver that may be required to be taken or obtained with respect to such contract in connection with the consummation of the transactions contemplated by the Merger Agreement, as well as other information that Parent may reasonably request, subject to certain exceptions.

        Directors' and Officers' Indemnification and Insurance.    The Merger Agreement provides for indemnification and insurance rights in favor of Sapient's current and former directors, officers, employees and agents, who we refer to as "indemnitees." Specifically, Parent and Purchaser have agreed that all rights to indemnification and exculpation in favor of indemnitees as provided in Sapient's and its subsidiaries' certificate of incorporation or bylaws or under any agreement as in effect on the date of the Merger Agreement (i) will be assumed by the Surviving Corporation, (ii) will survive the Merger, (iii) will continue in full force and effect, (iv) will not be amended, repealed or otherwise modified in any manner that would adversely affect an indemnitee. Parent has also agreed to cause the Surviving Corporation to indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each indemnitee against losses and expenses (including advancement of reasonable attorneys' fees and expenses) in connection with any proceeding arising out of or pertaining to the fact that such indemnitee is or was a director, officer, employee or agent, or the Merger Agreement and any of the transactions contemplated thereby.

        From and after the Acceptance Time, the Surviving Corporation has agreed to maintain in effect for a period of six years after the Effective Time, in respect of acts or omissions occurring at or prior to the Effective Time, Sapient's existing directors' and officers' liability insurance policies; however, neither Parent nor the Surviving Corporation will be required to pay an aggregate annual premium for such insurance policies in excess of 300% of the annual premium paid by Sapient for coverage for its last full fiscal year for such insurance. In lieu of the foregoing, the Company may purchase at or prior to the Effective Time, a six-year prepaid "tail" directors' and officers' liability insurance policy containing terms and conditions no less favorable to any indemnitee than those of Sapient's existing directors' and officers' liability insurance policies (with the maximum aggregate annual premium for such insurance policy for any such year not to exceed the maximum aggregate annual premium contemplated by the preceding sentence).

        Reasonable Best Efforts.    Each of Sapient, Parent and Purchaser has agreed to use their respective reasonable best efforts to cause the Offer and the Merger and the other transactions contemplated by the Merger Agreement to be consummated as promptly as practicable. Each of Sapient, Parent and Purchaser has agreed to (i) file within 10 business days of the Merger Agreement any required submissions under the HSR Act, (ii) file within 10 business days of the Merger Agreement any required submissions under any competition, merger control, antitrust or similar law of any other jurisdiction for the Offer, the Merger or any of the other transactions contemplated under the Merger Agreement, (iii) unless the parties agree otherwise, (A) submit, as promptly as practicable, to CFIUS a draft joint voluntary notice under the Exon-Florio Amendment, (B) file, as promptly as practicable, a joint voluntary notice, and (C) supply, as promptly as practicable, any additional information and documentary material that may be requested in connection with the CFIUS review process, and (iv) file, as promptly as practicable, any required submissions to obtain such approvals of the DSS, the DOE or any other governmental entity that may be required for Sapient and its subsidiaries to maintain their facility security clearances and continue to be in compliance with and perform under their contracts, or under any U.S. national industrial security requirements or laws or similar foreign investment laws, requirements or regulations of the United States (the "FOCI Requirements"). The parties have also agreed to supply, as promptly as practicable, any additional information and documentary material that may be required or requested in connection with any review under the FOCI Requirements.

        Each of Parent and the Company will (i) furnish to the other party such necessary information and reasonable assistance as the other party may request in connection any required submission under U.S. or other competition, merger control, antitrust or similar law, the Exon-Florio Amendment or any FOCI Requirements, (ii) give the other party reasonable prior notice of any such filings and of any communication with governmental entities regarding the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, (iii) unless prohibited by applicable law or by the applicable governmental entity, and to the extent reasonably practicable, (A) not participate in or attend any meeting, or engage in any substantive conversation, with any governmental entity in respect of the Offer, the Merger or any of the other transactions contemplated under the Merger Agreement without the other party, (B) give the other party reasonable prior notice of any such meeting or conversation, (C) in the event one party is prohibited by applicable law or by the applicable governmental entity from participating or attending, keep such party apprised with respect thereto, (D) cooperate in the filing of any filings and communications explaining or defending the Merger Agreement and the transaction contemplated thereby and (E) furnish the other party with copies of all filings and communications with any governmental entity with respect to this Merger Agreement and the transactions contemplated thereby, and (iv) comply with any inquiry or request from the FTC, the U.S. Department of Justice or any other governmental entity as promptly as reasonably practicable.

        Parent has agreed that solely to the extent necessary to permit satisfaction of the Governmental Entity Condition (with respect to certain merger control laws, CFIUS and the FOCI Requirements), the HSR Condition, the German Act Condition, the CFIUS Condition and the FOCI Mitigation Plan Condition, it will commit and agree to certain dispositions of or restrictions on the products, assets or businesses of the Company or its subsidiaries, or other mitigation in respect thereof, required by CFIUS, the DSS, the DOE or any other governmental entity in connection with the FOCI requirements or any governmental entity in connection with the HSR Act or other merger control laws, provided that such actions are effective only after the Acceptance Time. Notwithstanding the foregoing or anything to the contrary contained in the Merger Agreement, the parties have agreed that Parent, Purchaser and the Company shall not be required to take or agree or commit to take any such action, condition, restriction or other mitigation involving Parent or Sapient or their respective subsidiaries that would be, or would reasonably be expected to be, individually or in the aggregate, material in relation to the businesses of Sapient and its subsidiaries, taken as a whole, regardless of whether or not any such action, condition, restriction or mitigation is in respect of Parent, Sapient or their respective subsidiaries (a "Burdensome Condition"), it having been agreed that any sale, divestiture, license, holding separate or other disposition of, or restriction on, or other mitigation action required by, CFIUS, or the DSS or the DOE or any other governmental entity in connection with the FOCI Requirements, with respect to all or any portion of the products, assets, contracts or businesses of, or capital stock of the subsidiary or subsidiaries of Sapient conducting, the Sapient Government Services unit of Sapient shall be deemed not to constitute, collectively, in and of themselves, a Burdensome Condition.

        Employee Matters.    Parent has agreed that, for a period of 18 months following the Effective Time, it will provide or cause the Surviving Corporation to provide, to each individual who is employed by Sapient or any of its subsidiaries immediately prior to the Effective Time (each, a "Sapient Employee") and remains employed following the Effective Time (i) a base salary or hourly wage rate, as applicable, that is no less favorable than that provided to such Sapient Employee by Sapient or its subsidiaries immediately prior to the Effective Time, (ii) severance benefits that are no less favorable than those provided to such Sapient Employee by Sapient or its subsidiaries immediately prior to the Effective Time, (iii) short-term and long-term incentive opportunities that are no less favorable in the aggregate than those provided to such Sapient Employee by Sapient and its subsidiaries immediately prior to the Effective Time (taking into account for such purposes performance conditions and risk); provided that each Sapient Employee who, immediately prior to the Effective Time, has a title that is at the level of vice-president of Sapient or above shall be provided with long-term incentives in the form of equity compensation in respect of Parent common stock and (iv) employee benefits that are substantially comparable to those provided to similarly situated employees of Parent and its affiliates.

        Parent has also agreed that, with respect to any employee benefit plan maintained by Parent or its subsidiaries (including any vacation, paid time-off and severance plans), Parent shall provide each Sapient Employee with service credit for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, subject to certain customary exclusions.

        In addition, Parent has agreed that each Sapient Employee shall be immediately eligible to participate, without any waiting time, in any and all welfare plans of Parent and its subsidiaries to the extent coverage under any such plan replaces coverage under a comparable plan in which such Sapient Employee participates immediately prior to the Effective Time and, with respect to any welfare plan maintained by Parent or any of its subsidiaries in which any Sapient Employee is eligible to participate after the Effective Time, Parent has agreed to use commercially reasonable efforts to, and cause the Surviving Corporation to:

  •
  waive all limitations as to preexisting conditions and exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such Sapient Employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to such Sapient Employees or eligible dependents or beneficiaries under the corresponding welfare plan of Sapient or its subsidiaries in which such Sapient Employees participated immediately prior to the Effective Time, and

  •
  provide Sapient Employees and their eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket maximum requirements to the extent applicable under any such plan.

        Financing Cooperation.    Prior to the Acceptance Time, the Company has agreed to, and has agreed to use reasonable best efforts to cause its officers, directors, employees, agents, investment bankers, attorneys and other advisors and representatives to, provide to Parent such reasonable cooperation in connection with any financing for the Offer and the Merger as may be reasonably requested by Parent.

        Stockholder Litigation.    The Company will promptly advise Parent of any stockholder litigation of which the Company is aware relating to any transaction contemplated under the Merger Agreement, will keep Parent reasonably informed regarding any such stockholder litigation and will give Parent the opportunity to participate in the defense of any such stockholder litigation. No settlement of any such litigation shall be agreed to or offered by the Company or its representatives without Parent's written consent (which may not be unreasonably withheld, delayed or conditioned).

        No Solicitation.    Sapient has agreed to, and to cause its subsidiaries and its and their respective directors, officers and employees to, and to use reasonable best efforts to cause all of its and their respective other representatives to, immediately cease all discussions and negotiations regarding any inquiry, proposal or offer pending on the date of the Merger Agreement that constituted, or could reasonably be expected to lead to, a Company Takeover Proposal. In addition, Sapient has agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and will direct and use its reasonable best efforts to cause all of its and their respective other representatives not to, directly or indirectly:

  (i)
  solicit, initiate, knowingly encourage or knowingly facilitate any inquiries regarding, or the submission of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal; or

  (ii)
  participate in any discussions or negotiations regarding, or furnish to any person (other than Parent) any information with respect to or in connection with, or take any other action intended to, or that would reasonably be expected to, facilitate the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Company Takeover Proposal.

        The Company has also agreed that it will not, and will cause its subsidiaries not to, release any person from, or waive, amend or modify any provision of, or grant permission under, any standstill provision or any confidentiality provision (subject to specified exceptions) in any agreement to which the Company or any of its subsidiaries is a party.

        Notwithstanding the above limitations, prior to the Acceptance Time, the Company may contact the person making any Company Takeover Proposal solely to refer them to the non-solicitation provisions of the Merger Agreement.

        Also, notwithstanding the above limitations, if Sapient receives prior to the Acceptance Time a bona fide written Company Takeover Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement and that the board of directors of Sapient determines, in good faith, after consultation with outside counsel and Sapient's financial advisor, constitutes or could reasonably be expected to lead to a Superior Company Proposal and that the failure to take such action would violate the directors' fiduciary duties under applicable law (a "Qualifying Company Takeover Proposal"), Sapient may take the following actions:

  •
  furnish information to the third party making such Qualifying Company Takeover Proposal pursuant to an Acceptable Confidentiality Agreement (as defined below) (provided, that substantially concurrently Sapient provides to Parent any nonpublic information that was not previously furnished to Parent); and

  •
  participate in discussions or negotiations with such person regarding such Qualifying Company Takeover Proposal.

        Sapient is required to promptly notify Parent if it furnishes non-public information and/or enters into discussions or negotiations as provided above. In addition, Sapient is required to advise Parent as promptly as practicable of the receipt of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal and the identity of the person making, and all material terms and conditions (including an unredacted copy or, if such Company Takeover Proposal is not in writing, a written description of such material terms and conditions) of, any such Company Takeover Proposal or inquiry. The Company is also required to keep Parent reasonably informed on a reasonably current basis of the status of, and any material developments regarding, any such Company Takeover Proposal or inquiry (including by promptly providing to Parent copies of any written proposals, indications of interest and/or draft agreements relating to such Company Takeover Proposal or inquiry or changes to the material terms thereof).

        "Company Takeover Proposal" means any inquiry, proposal or offer from any person or group relating to, in a single transaction or series of related transactions:

  •
  any direct or indirect acquisition, lease or purchase (including capital stock of the Company's subsidiaries) representing 20% or more of the consolidated assets (based on the fair market value thereof), revenues or net income of the Company and its subsidiaries, taken as a whole;

  •
  any direct or indirect purchase or acquisition (including through the issuance by the Company of) 20% or more of the aggregate voting power of the capital stock of the Company (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, securities having such voting power);

  •
  any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company or (B) tender offer, exchange offer or similar transaction involving the Company or any of its subsidiaries, in the case of clause (B), that, if consummated, would result in any person (or the shareholders of any person) owning, directly or indirectly, 20% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity; or

  •
  any combination of the foregoing, other than, in each case, the transactions contemplated under the Merger Agreement.

        "Superior Company Proposal" means any bona fide written Company Takeover Proposal that if consummated would result in a person (or the shareholders of any person) owning, directly or indirectly, (i) 75% or more of the aggregate voting power of the capital stock of the Company or of the surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) 75% or more (based on the fair market value thereof) of the consolidated assets (including capital stock of the subsidiaries of the Company) of the Company and its subsidiaries, taken as a whole, (A) on terms which the Sapient board determines, in good faith, after consultation with outside counsel and its financial advisor, are more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated under the Merger Agreement, taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such proposal and the Merger Agreement and (B) that the Sapient board determines is reasonably likely to be completed on the terms proposed, taking into account all financial, regulatory, financing, timing, conditionality, legal and other aspects of such proposal.

        "Acceptable Confidentiality Agreement" means a customary confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the confidentiality agreement between the Company and Parent, provided that such confidentiality agreement need not contain a standstill.

        Nothing in the Merger Agreement prohibits Sapient from taking and disclosing to Sapient's stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or making any disclosure to its stockholders if the Sapient board of directors determines, in good faith, after consultation with outside counsel, that the failure to take such action would violate its fiduciary duties or applicable law; provided, that any Adverse Recommendation Change (as described below) will be subject to the terms and conditions of the Merger Agreement.

        Changes of Recommendation.    As described above, and subject to the provisions described below, the board of directors of Sapient has determined to recommend that the stockholders of Sapient accept the Offer and tender their Shares to Purchaser in the Offer. The foregoing recommendation is referred to herein as the "Sapient board recommendation." Sapient's board of directors also agreed to include the Sapient board recommendation with respect to the Offer in the Schedule 14D-9 and has permitted Parent to refer to such recommendation in this Offer to Purchase and documents related to the Offer.

        Except as described below, neither the board of directors of Sapient nor any committee thereof may:

  (i)
  withdraw, qualify or modify in a manner adverse to Parent or Purchaser, or propose publicly to withdraw, qualify or modify in a manner adverse to Parent or Purchaser, the Sapient board recommendation, or resolve or agree to take any such action;

  (ii)
  adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, any Company Takeover Proposal, or resolve or agree to take any such action;

  (iii)
  following the date any Company Takeover Proposal or any material modification thereto is first made public or sent or given to the stockholders of the Company, fail to issue a press release reaffirming the Sapient board recommendation within five business days after a request by Parent to do so (or, if earlier, by the second business day prior to the then-scheduled Expiration Date);

  (iv)
  fail to include the Sapient board recommendation in the Schedule 14D-9 when disseminated to the Company's stockholders (any action described in the foregoing paragraphs (i) through (iv) is referred to as an "Adverse Recommendation Change"); or

  (v)
  approve, or authorize, cause or permit the Company or any of its subsidiaries to enter into any agreement relating to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement) (a "Company Acquisition Agreement"), or resolve, agree or publicly propose to take any such action.

        However, prior to the Acceptance Time, the board of directors of Sapient may effect an Adverse Recommendation Change under (i) or (iv) above in response to certain unforeseeable events or consequences of events (and not in response to a Company Takeover Proposal) if the board of directors of Sapient determines, in good faith, after consultation with outside counsel and its financial advisor, that the failure to take such action would violate its fiduciary duties under applicable law. However, prior to making such Adverse Recommendation Change, (1) the Company is required to give Parent at least four business days' prior written notice of its intention to take such action, specifying, in reasonable detail, the reasons therefor, (2) the Company is required to negotiate, and use reasonable best efforts to cause its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of the Merger Agreement such that it would permit the board of directors of Sapient not to make an Adverse Recommendation Change, and (3) upon the end of such notice period, the board of directors of Sapient must consider in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent and determine, in good faith, after consultation with outside counsel and its financial advisor, that its failure to make an Adverse Recommendation Change would continue to violate its fiduciary duties under applicable law.

        In addition, prior to the Acceptance Time, the board of directors of Sapient may effect an Adverse Recommendation Change and/or terminate the Merger Agreement in order to enter into a definitive agreement relating to a Superior Company Proposal (as defined below), subject to compliance with the terms of the Merger Agreement, including payment of the Termination Fee (as defined below), if it receives a Superior Company Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, provided that the board of directors of Sapient determines, in good faith, after consultation with outside counsel and its financial advisor, that the failure to take such action would violate its fiduciary duties under applicable law. However, prior to making such an Adverse Recommendation Change or terminating the Merger Agreement, (1) the Company is required to give Parent at least four business days' prior written notice of its intention to take such action, specifying, in reasonable detail, the reasons therefor, including the material terms and conditions of, and the identity of the person making, any such Superior Company Proposal and a copy of the Superior Company Proposal and any proposed Company Acquisition Agreements and financing commitments relating thereto, (2) the Company is required to negotiate, and use reasonable best efforts to cause its representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of the Merger Agreement such that it would cause such Superior Company Proposal to no longer constitute a Superior Company Proposal, (3) upon the end of such notice period, the board of directors of Sapient must consider in good faith any revisions to the terms of the Merger Agreement proposed in writing by Parent, and determine, in good faith, after consultation with outside counsel and its financial advisor, that the Superior Company Proposal would continue to constitute a Superior Company Proposal even if the revisions proposed by Parent were to be given effect and (4) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material term of such Superior Company Proposal, the Company must deliver to Parent an additional notice consistent with that described in clause (1) of this proviso and a new notice period under clause (1) of this proviso will commence (except that the four business day notice period will instead be equal to the longer of two business days and the period remaining under the notice period under clause (1) immediately prior to the delivery of such additional notice) during which time the Company will be required to comply with the requirements of this sentence anew. In addition, neither the Company nor any of its subsidiaries is permitted to enter into any Company Acquisition Agreement unless the Merger Agreement has been terminated in accordance with its terms.

        Termination.    The Merger Agreement may be terminated as follows:

  (i)
  by mutual written consent of Parent, Purchaser and Sapient;

  (ii)
  by either Parent or the Company:

  (a)
  if the Offer has terminated or expired in accordance with its terms (subject to the rights and obligations of Parent or Purchaser to extend the Offer pursuant to the Merger Agreement) without Purchaser having accepted for payment any Shares pursuant to the Offer;

  (b)
  if the Acceptance Time has not occurred on or before May 1, 2015 (except that such date will be automatically extended to July 30, 2015 if any of the HSR Condition, the German Act Condition, the CFIUS Condition, the FOCI Mitigation Plan Condition or the Governmental Entity Condition (with respect to certain merger control, CFIUS and FOCI laws and requirements) is not yet satisfied or waived, but all other Offer Conditions are satisfied or waived by such date (May 1, 2015, as it may be so extended, is referred to as the "Outside Date");

      provided, that the right to terminate the Merger Agreement under (a) or (b) above will not be available to a party if the failure of the applicable event to occur is a result of a material breach by such party ((a) and (b) together, a "Minimum Tender or Outside Date Termination");

    (c)
    if any judgment issued by any governmental entity of competent jurisdiction or law or other legal prohibition permanently preventing or prohibiting consummation of the Offer or the Merger is in effect and has become final and non-appealable; provided, that the party seeking to terminate has complied with its obligations described above under "—Reasonable Best Efforts";

  (iii)
  by Parent, if the Company breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (a) would give rise to the failure of certain Offer Conditions and (b) cannot be or has not been cured before the earlier of (1) 30 days after the giving of written notice to the Company of such breach and (2) the Outside Date (provided that Parent and Purchaser are not then in material breach of the Merger Agreement) (a "Company Breach Termination");

  (iv)
  by Parent if (a) an Adverse Recommendation Change has occurred, (b) a tender or exchange offer for 15% or more of the outstanding Shares has been commenced and the board of directors of Sapient fails to send to the stockholders of the Company a statement reaffirming the Sapient board recommendation and recommending that such stockholders reject such tender offer or exchange offer within the 10 business day period specified under Rule 14e-2(a) under the Exchange Act, or (c) the Company has materially breached the non-solicitation provisions of the Merger Agreement (an "Adverse Recommendation Change Termination");

  (v)
  by the Company, if Parent or Purchaser breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement, which breach or failure to perform (a) would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect and (b) has not been cured prior to the earlier of (I) 30 days after the giving of written notice to Parent or Purchaser of such breach and (II) the Outside Date (provided that the Company is not then in material breach of the Merger Agreement); and

  (vi)
  by the Company in order to enter into a definitive agreement with respect to a Superior Company Proposal concurrently with such termination, only pursuant to and in accordance with the last paragraph of "—Changes of Recommendation" above, including the payment of the Termination Fee (as defined below) (a "Superior Proposal Termination").

        Effect of Termination.    If the Merger Agreement is terminated, it will become void and have no effect, without any liability or obligation on the part of Parent or Merger Sub, on the one hand, or the Company, on the other hand, except liability arising out of or resulting from fraud or the willful and material breach by a party of any provision set forth in the Merger Agreement. However, certain provisions of the Merger Agreement will survive any such termination, including, among others, Parent's obligation to deliver copies of certain Sapient stockholder information to Sapient and the fees and expenses provisions of the Merger Agreement.

        Sapient Termination Fee.    Sapient has agreed to pay Parent a termination fee of $125,000,000 in cash (the "Termination Fee") if:

  •
  the Company terminates the Merger Agreement pursuant to a Superior Proposal Termination;

  •
  Parent terminates the Merger Agreement pursuant to an Adverse Recommendation Change Termination; or

  •
  (i) after the date of the Merger Agreement, a Company Takeover Proposal is made directly to the stockholders of the Company or otherwise becomes publicly known, or any person publicly proposes or announces an intention to make a Company Takeover Proposal, in each case that is not publicly withdrawn prior to the fourth business day prior to the final Expiration Date, (ii) thereafter the Merger Agreement is terminated by either Parent or the Company pursuant to a Minimum Tender or Outside Date Termination (if the Minimum Condition is not satisfied at the final Expiration Date) or by Parent pursuant to a Company Breach Termination and (iii) within twelve months of such termination (A) any transaction included within the definition of Company Takeover Proposal is consummated or (B) the Company or any of its subsidiaries enters into a definitive agreement to consummate any transaction within the definition of Company Takeover Proposal (whether or not involving the same Company Takeover Proposal, or the person making the Company Takeover Proposal, referred to in (i) above).

        In the event Parent receives the Termination Fee, it will be deemed to be liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Termination Fee is due and payable and which do not involve fraud, and will constitute the sole and exclusive remedy of Parent and Purchaser against the Company and its subsidiaries and their respective current, former or future representatives for any loss suffered as a result of the failure of the transactions contemplated by the Merger Agreement to be consummated. Upon payment of the Termination Fee, none of the Company or its subsidiaries or any of their respective current, former or future representatives shall have any further liability or obligation relating to or arising out of the Merger Agreement or the transactions contemplated thereby, except in the case of fraud.

        Specific Performance.    The parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties further agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any other remedy to which they are entitled at law or in equity.

        Expenses.    All fees and expenses incurred by the parties in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees and expenses, except as provided above under "—Sapient Termination Fee" and subject to certain exceptions specified in the Merger Agreement, including that Parent has agreed to reimburse Sapient for all reasonable and documented out-of-pocket costs and expenses incurred by Sapient and its representatives in connection with their respective obligations pursuant to the Debt Financing cooperation provisions contained in the Merger Agreement.

        Offer Conditions.    The Offer Conditions are described in Section 15—"Conditions of the Offer."

  Support Agreement

        In connection with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement with Alan J. Herrick, Jerry Greenberg, J. Stuart Moore and certain entities affiliated with the foregoing (the "Supporting Stockholders"), who hold 24,947,148 Shares in the aggregate, representing approximately 17.7% of the outstanding Shares.

        Pursuant to the Support Agreement, each Supporting Stockholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Stockholder. In addition, the Supporting Stockholders have agreed that, during the time the Support Agreement is in effect, at any meeting of Sapient stockholders, or any adjournment or postponement thereof, such Supporting Stockholder will be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Shares:

  •
  against any action or agreement that would reasonably be expected to (a) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Sapient contained in the Merger Agreement, or of any Supporting Stockholder contained in the Support Agreement or (b) result in any of the Offer Conditions not being satisfied in a timely manner; and

  •
  against any Company Takeover Proposal and against any other action, agreement or transaction involving Sapient that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement.

        Each Supporting Stockholder also granted Parent an irrevocable proxy with respect to the foregoing.

        The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer, and agreed to comply with specified non-solicitation provisions.

        The Support Agreement will terminate with respect to a particular Supporting Stockholder upon the earlier to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the entry without the prior written consent of such Supporting Stockholder into any amendment or modification to the Merger Agreement or any waiver of any of Sapient's rights under the Merger Agreement, in each case, that results in a decrease in the Offer Price or (d) the mutual written consent of Parent and such Supporting Stockholder.

        The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the Support Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO filed with the SEC and incorporated by reference herein.

  Confidentiality Agreement

        On October 25, 2014, Sapient and Parent entered into a confidentiality agreement (the "Confidentiality Agreement") in connection with a possible transaction involving Sapient. Under the Confidentiality Agreement, Parent agreed, subject to certain exceptions, to keep confidential any non-public information concerning Sapient for a period of 18 months from the date of the Confidentiality Agreement and agreed to certain "standstill" provisions, and Sapient and Parent each agreed to certain non-solicitation provisions for the protection of the other for a period of one year from the date of the Confidentiality Agreement. The foregoing description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO filed with the SEC and incorporated by reference herein.

  Retention Letters

        In connection with the execution of the Merger Agreement, Alan J. Herrick, Alan M. Wexler and Harry B. Register, each of whom is an executive officer of Sapient, entered into retention letter agreements with Parent and Sapient (each, an "Executive Retention Letter Agreement"), which will become effective upon the Acceptance Time. Each Executive Retention Letter Agreement provides that the executive officer will continue employment with Parent for a period of three years after the Acceptance Time and will continue in his current role in a new Parent division to be named Publicis.Sapient, which will consist of Sapient and other related businesses of Parent. Mr. Herrick will serve as Chief Executive Officer of Publicis.Sapient, Mr. Wexler will serve as President of SapientNitro and Mr. Register will serve as President of Global Markets of Publicis.Sapient.

        Under the Executive Retention Letter Agreements, each executive officer will generally receive compensation and benefits that are no less favorable than those provided by the Company prior to the Acceptance Time. Each Executive Retention Letter Agreement provides that each executive officer's existing Change in Control Severance Agreement with Sapient will remain in effect, though the terms of the Executive Retention Letter Agreement modify the definition of Good Reason under the Change in Control Severance Agreements to more appropriately reflect each executive officer's new role in Publicis.Sapient and the new compensation arrangements.

        Under the Executive Retention Letter Agreements, each executive officer will receive severance equal to one times the executive officer's base salary and annual target bonus if the executive officer's employment is terminated without Cause or for Good Reason more than 24 months after the Acceptance Time. Such severance will generally be payable in a lump sum no later than 30 days after termination of employment.

        The Executive Retention Letter Agreement supersedes any employment agreement between Sapient and the executive officer. However, the Confidentiality Agreement and Fair Competition Agreement signed by each executive officer will remain in full force and effect, but the restrictions thereunder are modified by the Executive Retention Letter Agreement so that such restrictions will also inure to the benefit of Parent and its subsidiaries.

        The foregoing description of the Executive Retention Letter Agreements does not purport to be complete and is qualified in its entirety by reference to the Executive Retention Letter Agreements, copies of which are filed as Exhibits (d)(4), (d)(5) and (d)(6) to the Schedule TO filed with the SEC and incorporated by reference herein.

        In addition, as part of planning for the integration of Sapient and Parent, Parent wishes to retain the services of the Specified Sapient Executives, including the following current or former executive officers of Sapient: Dr. Oversohl, Ms. MacLaren and Mr. Bradford. Parent proposes to enter into Specified Retention Letter Agreement with each of the Specified Sapient Executives no later than 45 days following the execution of the Merger Agreement. Under the Specified Retention Letter Agreements, the Specified Sapient Executive will continue employment through the second anniversary of the Acceptance Time, subject to earlier termination by Parent or the Specified Sapient Executive. Parent has proposed that, under the Specified Retention Letter Agreements, a Specified Sapient Executive will generally receive compensation and benefits that are no less favorable than those provided by the Company prior to the Acceptance Time as well as, in the case of Specified Sapient Executives who have not entered into a Change in Control Severance Agreement with the Company, severance equal to two weeks of base salary for each completed year of service (with a minimum of six month's severance) upon termination by Parent without Cause or by the Specified Sapient Executive for Good Reason (each, as defined under the Specified Retention Letter Agreement). Specified Sapient Executives would generally be subject to a one-year non-competition covenant after termination of employment.

  Appointment to the Supervisory Board and Directoire+

        The Merger Agreement provides that prior to the consummation of the Merger, (i) Parent and the Supervisory Board of Parent (the "Supervisory Board") will appoint Jerry A. Greenberg to the Supervisory Board effective immediately following the consummation of the Merger, subject to the confirmation by the general meeting of Parent's shareholders, and (ii) Parent will appoint Alan J. Herrick to the Directoire+ of Parent effective immediately following the consummation of the Merger.

12.   Purpose of the Offer; Plans for Sapient.

        Purpose of the Offer.    The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Sapient. The Offer, as the first step in the acquisition of Sapient, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as promptly as practicable.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Sapient or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Sapient. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Sapient.

        Merger Without a Stockholder Vote.    If the Offer is consummated, we will not seek the approval of the remaining public stockholders of Sapient before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we will effect the closing of the Merger without a vote of the stockholders of Sapient in accordance with Section 251(h) of the DGCL.

        Plans for Sapient.    If we accept Shares for payment pursuant to the Offer, we will obtain control over the management and board of directors of Sapient shortly thereafter. Parent and Purchaser are conducting a detailed review of Sapient and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel, and will consider what changes would be desirable in light of the circumstances that exist upon completion of the Offer. Parent and Purchaser will continue to evaluate the business and operations of Sapient during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, Parent intends to review such information as part of a comprehensive review of Sapient's business, operations, capitalization and management with a view to optimizing development of Sapient's potential in conjunction with Sapient's and Parent's existing businesses.

        Except as set forth in this Offer to Purchase, including as contemplated in this Section 12—"Purpose of the Offer, Plans for Sapient," and Section 13—"Certain Effects of the Offer," Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Sapient (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of Sapient, (iii) any material change in Sapient's capitalization or dividend policy, (iv) any other material change in Sapient's corporate structure or business, (v) changes to the management or board of directors of Sapient, (vi) a class of securities of Sapient being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Sapient being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

        To the best knowledge of Purchaser and Parent, except as set forth in this Offer to Purchase, including Section 11—"The Merger Agreement; Other Agreements," and the Schedule 14D-9, no employment, equity contribution or other agreement, arrangement or understanding between any executive officer or director of Sapient, on the one hand, and Parent, Purchaser or Sapient, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Sapient entering into any such agreement, arrangement or understanding. As set forth in this in this Offer to Purchase, including Section 11—"The Merger Agreement; Other Agreements," and the Schedule 14D-9, certain members of Sapient's current management team have entered into, or may enter into, new employment arrangements with Sapient and Parent before the completion of the Offer and the Merger, which will not become effective until the Offer Closing, if at all.

        In addition, it is possible that certain other members of Sapient's current management team will enter into new employment arrangements with Sapient and/or Parent after the completion of the Offer and the Merger.

        The board of directors of the Surviving Corporation at and immediately following the Effective Time will consist of the member or members of the board of directors of Purchaser immediately prior to the Effective Time. The officers of the Surviving Corporation at and immediately following the Effective Time will consist of the officers of Sapient immediately prior to the Effective Time.

        The certificate of incorporation of the Surviving Corporation will be amended and restated as set forth in Exhibit B to the Merger Agreement at the Effective Time. The bylaws of Purchaser immediately prior to the Effective Time will be the bylaws of the Surviving Corporation at and immediately after the Effective Time, except that the name of the Surviving Corporation will be "Sapient Corporation."

13.   Certain Effects of the Offer.

        Market for the Shares.    If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as promptly as practicable following the Offer Closing.

        Stock Quotation.    The Shares are currently listed on NASDAQ. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Purchaser. NASDAQ requires, among other things, that any listed shares of common stock have at least 400 total stockholders. Immediately following the consummation of the Merger, we intend and will cause Sapient to delist the Shares from NASDAQ.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Sapient to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Sapient to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Sapient, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Sapient and persons holding "restricted securities" of Sapient to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Sapient to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14.   Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Sapient will not declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock (including the Shares).

15.   Conditions of the Offer.

        Notwithstanding any other provisions of the Offer and in addition to Purchaser's rights to extend, amend or terminate the Offer in accordance with the terms and conditions of the Merger Agreement, Purchaser is not required to, and Parent is not required to cause Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any Shares tendered pursuant to the Offer, if:

        (a)   there have not been validly tendered and not withdrawn prior to the Expiration Date that number of Shares which would represent at least a majority of the then-outstanding Shares;

        (b)

    (i)
    the HSR Condition shall not have been satisfied;

    (ii)
    the German Act Condition shall not have been satisfied;

    (iii)
    the FOCI Mitigation Plan Condition shall not have been satisfied; or

    (iv)
    the CFIUS Condition shall not have been satisfied;

        (c)   any of the following conditions exists at the Expiration Date:

    (i)
    any judgment issued by a governmental entity of competent jurisdiction or law or other legal prohibition is in effect preventing or prohibiting the consummation of the Offer or the Merger;

    (ii)
    (A) any of the representations and warranties of Sapient set forth in Article III of the Merger Agreement (other than those set forth in Sections 3.01 (first sentence only), 3.02, 3.03(b) (except the last two sentences thereof), 3.04, 3.08(a) and 3.20 of the Merger Agreement) is not true and correct at such time as though made on and as of such date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), other than for failures to be true and correct that would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect (for purposes of determining the satisfaction of this condition, without regard to any "materiality" or "Company Material Adverse Effect" qualifications and exceptions contained therein), (B) any representation and warranty of the Company set forth in Section 3.02(a) or 3.02(c) of the Merger Agreement is not true and correct at such time as though made on and as of such date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), except for any de minimis inaccuracies (for purposes of determining the satisfaction of this condition, without regard to any "materiality" or "Company Material Adverse Effect" qualifications and exceptions contained therein), (C) any representation and warranty of the Company set forth in Section 3.01 (first sentence only), 3.02(b), 3.02(d), 3.02(e), 3.03(b) (except the last two sentences thereof), 3.04 or 3.20 of the Merger Agreement is not true and correct in all material respects (for purposes of determining the satisfaction of this condition, without regard to any "materiality" or "Company Material Adverse Effect" qualifications and exceptions contained therein) at such time as though made on and as of such date, except to the extent such representation and warranty expressly relates to a specified date (in which case on and as of such specified date), and (D) any representation and warranty of the Company set forth in Section 3.08(a) of the Merger Agreement is not be true and correct in all respects at such time as though made on and as of such date;

    (iii)
    Sapient has failed to perform in all material respects all obligations to be performed by it as of such time under the Merger Agreement;

    (iv)
    Purchaser has failed to receive a certificate from Sapient, dated the Expiration Date and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in paragraphs (c)(ii) and (c)(iii) above have not occurred; or

    (v)
    the Merger Agreement has been terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer in accordance with the terms and conditions of the Merger Agreement.

        The foregoing conditions are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, may be waived by Parent and Purchaser in whole or in part at any time and from time to time in their sole discretion (other than the Minimum Condition and the Termination Condition). However, without the consent of Sapient, we are not permitted to (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) waive, amend or modify the Minimum Condition or the Termination Condition, (iv) add to the Offer Conditions or amend, modify or supplement any Offer Condition in any manner adverse to the holders of Shares, (v) except as otherwise permitted under the Merger Agreement, terminate or extend the Offer, (vi) change the form of consideration payable in the Offer, (vii) otherwise amend, modify or supplement any of the terms of the Offer in any manner adverse to the holders of Shares in any material respect or (viii) provide any "subsequent offering period" under Rule 14d-11 of the Exchange Act.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, we are not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on our examination of publicly available information filed by Sapient with the SEC and other information concerning Sapient, we are not aware of any governmental license or regulatory permit that appears to be material to Sapient's business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Laws," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Sapient's business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions of the Offer."

        Compliance with the HSR Act.    Under the HSR Act, and the related rules and regulations promulgated by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to the acquisition of Shares in the Offer.

        Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Parent, on behalf of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division of the U.S. Department of Justice, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The Merger Agreement requires that each of Parent and Sapient file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer no later than 10 business days after the date of the Merger Agreement. The required waiting period with respect to the Offer and will expire at 11:59 p.m., New York City time, on the fifteenth calendar day following such filing, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the 10 calendar day waiting period, the waiting period could be extended only by court order or with the consent of Parent. In practice, complying with a Second Request can take a significant period of time. Although Sapient is required to file a Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the Offer, neither Sapient's failure to file such Premerger Notification and Report Form nor a Second Request issued to Sapient from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        The FTC and the Antitrust Division will review the legality under the U.S. federal antitrust laws of Purchaser's proposed acquisition of Sapient. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Parent, Purchaser, Sapient, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent believes that consummation of the Offer would not violate any antitrust laws, including the U.S. federal antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15—"Conditions of the Offer."

        Compliance with the German Act Against Restraints of Competition.    The Offer and the Merger are subject to the German Act Against Restraints of Competition. As a result, each of Parent and Sapient are required to notify the German Federal Cartel Office (the "FCO") of the Offer and the Merger by filing a joint notification or submitting a notification in coordination with the other party. Upon receipt by the FCO of the notification, the FCO is required to investigate, within a period of one month ("Phase I"), whether the concentration resulting from the Offer and the Merger could result in a significant impediment to effective competition, in particular by creating or strengthening a dominant position. At the end of Phase I, the FCO determines whether the Offer and the Merger will be cleared unconditionally, or, alternatively, that an extended investigation ("Phase II") is required. The one-month Phase I deadline cannot be extended; however, the FCO may institute Phase II proceedings at any time during Phase I if it does not have sufficient time to evaluate the Offer and the Merger prior to the end of Phase I. If, at the end of Phase I, the FCO fails to notify the parties that it has either cleared the Offer and the Merger or instituted Phase II proceedings, the Offer and the Merger will be deemed to be cleared. The Merger Agreement requires that each of Parent and Sapient file with the FCO a joint notification in connection with the Offer and the Merger no later than 10 business days after the date of the Merger Agreement. The Phase I period with respect to the Offer will expire one month after the date of such filing, unless the FCO institutes Phase II proceedings prior to that time.

        If the FCO institutes Phase II proceedings, it is required to either clear or prohibit the Offer and the Merger within four months following receipt of the notification referred to above, subject to extensions with the consent of Parent and Sapient. The FCO may grant clearance subject to conditions and obligations. If Parent and Sapient offer to implement remedies during Phase II in order to address concerns raised by the FCO, the deadline will automatically be extended by one month. While Parent believes that consummation of the Offer would not violate any antitrust laws, including the German Act Against Restraints of Competition, there can be no assurance that the FCO clears the merger in Phase I or, if Phase II is initiated, how long the duration and what the outcome of this investigation period will be. See Section 15—"Conditions of the Offer."

        Committee on Foreign Investment in the United States.    The Exon-Florio Amendment empowers the President of the United States of America to review and, if necessary, prohibit or suspend an acquisition of, or investment in, a U.S. company by a "foreign person" if the President, after investigation, determines that the foreign person's control threatens to impair the national security of the United States. Pursuant to the Exon-Florio Amendment, CFIUS has been delegated the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations, enter into agreements or seek conditions to mitigate any threat to national security, and submit recommendations to the President, including to suspend or prohibit the completion of transactions or to require divestitures of completed transactions. A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice. CFIUS also has the power to initiate reviews on its own in the absence of a voluntary notification. Parent and Sapient will work with the U.S. government to obtain the appropriate regulatory approvals, including review by CFIUS, if indicated, subject to the terms and conditions of the Merger Agreement.

        Mitigation of Foreign Ownership, Control, or Influence.    Executive Order 12829, issued on January 6, 1993, established the National Industrial Security Program ("NISP") to safeguard classified information that is released to contractors, licensees, and grantees of the U.S. government. The U.S. Department of Defense's ("DOD") NISP Operating Manual establishes the standard procedures and requirements for government contractors under the DOD's cognizance, and the DOE Safeguards and Security Program establishes the standard procedures and requirements for government contractors under the DOE's cognizance. Under the DOD and DOE requirements, a party possessing a facility security clearance ("FCL") must provide DOD and DOE with notice of a proposed merger, acquisition, or takeover with a foreign interest, and DOD and DOE have the authority to impose conditions to mitigate foreign ownership, control or influence, prior to the close of the transaction, in order for a contractor to continue to hold a FCL. The aspects of the Sapient Government Services business unit that hold FCLs provided notice of the acquisition to the DOD and DOE on November 4, 2014, and intend to take action as may be required, subject to the terms and conditions of the Merger Agreement.

        State Takeover Laws.    Sapient is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." Sapient's board of directors has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of the DGCL.

        Sapient, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Conditions of the Offer."

        Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions, and which may under certain circumstances be applicable to the Merger or other business combination following the purchase of Shares pursuant to the Offer in which we seek to acquire the remaining Shares not then held by us. We believe that Rule 13e-3 under the Exchange Act will not be applicable to the Merger because we were not, at the time the Merger Agreement was executed, and are not, an affiliate of Sapient (for purposes of the Exchange Act); it is anticipated that the Merger will be effected as soon as practicable after the consummation of the Offer (and in any event within one year following the consummation of the Offer); and, in the Merger, stockholders will receive the same price per Share as the Offer Price.

        Stockholder Approval Not Required.    If the Offer is consummated, we do not anticipate seeking the approval of Sapient's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory provisions, if following consummation of a tender offer for any and all shares of a public Delaware corporation that would otherwise be entitled to vote on the merger (other than shares owned by such corporation, the acquiring entity and any person that owns the acquiring entity, and any subsidiary of the foregoing), the stock irrevocably accepted for purchase pursuant to such offer and received by the depository prior to the expiration of such offer, plus the stock otherwise owned by the acquirer equals at least the percentage of shares of each class of stock of the target corporation that would otherwise be required for the stockholders of the target corporation to adopt a merger agreement with the acquiring entity, and each share of each class or series of stock of the target corporation not irrevocably accepted for purchase in the offer is converted into the right to receive the same consideration in the merger as was payable in the tender offer, the target corporation can effect a merger without the vote of the stockholders of the target corporation. Therefore, the parties have agreed, and the Merger Agreement requires, that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after following the Acceptance Time, without a vote of Sapient stockholders, in accordance with Section 251(h) of the DGCL.

17.   Appraisal Rights.

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger is consummated, the holders of Shares immediately prior to the Effective Time who (i) did not tender their Shares in the Offer; (ii) follow the procedures set forth in Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their Shares appraised by the Delaware Court of Chancery and receive payment of the "fair value" of such Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court.

        The "fair value" of any Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of such Shares. Holders of Shares should recognize that the value so determined could be higher or lower than, or the same as, the Offer Price or the consideration payable in the Merger (which is equivalent in amount to the Offer Price). Moreover, we may argue in an appraisal proceeding that, for purposes of such proceeding, the fair value of such Shares is less than such amount.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within 10 days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 will constitute the formal notice of appraisal rights under Section 262 of the DGCL.

        As will be described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to Sapient a written demand for appraisal of Shares held, which demand must reasonably inform Sapient of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender their Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the appraisal rights of stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262 of the DGCL. The proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of Delaware law. A copy of Section 262 of the DGCL will be included as Annex C to the Schedule 14D-9.

        The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares pursuant to the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the Offer Conditions, you will receive the Offer Price for your Shares.

18.   Fees and Expenses.

        Parent has retained D.F. King & Co., Inc. to be the Information Agent and Computershare Trust Company, N.A. to be the depositary and paying agent (the "Depositary") in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Sapient has advised Purchaser that it will file no later than November 12, 2014 with the SEC its Solicitation/Recommendation Statement on Schedule 14D-9 setting forth the recommendation of Sapient's board of directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Sapient" above.

        1926 Merger Sub Inc.

        November 12, 2014

SCHEDULE I—INFORMATION RELATING TO PARENT AND PURCHASER

  Parent

        The following table sets forth information about Parent's directors and executive officers as of November 7, 2014. The current business address of each person is c/o Publicis Groupe S.A., 133 Avenue des Champs Elysées, 75008 Paris, France, and the business telephone number is +33-1-44-43-70-00.

Name	Age	Citizenship	Position
Élisabeth Badinter	70	France	Chair of the Supervisory Board
Gérard Worms	78	France	Member of the Supervisory Board
Marie-Josée Kravis	65	U.S.	Member of the Supervisory Board
Amaury de Sèze	68	France	Member of the Supervisory Board
Hélène Ploix	70	France	Member of the Supervisory Board
Véronique Morali	56	France	Member of the Supervisory Board
Michel Cicurel	67	France	Member of the Supervisory Board
Sophie Dulac	57	France	Member of the Supervisory Board
Claudine Bienaimé	75	France	Member of the Supervisory Board
Simon Badinter	46	France	Member of the Supervisory Board
Marie-Claude Mayer	67	France	Member of the Supervisory Board
Henri-Calixte Suaudeau	78	France	Member of the Supervisory Board
Jean Charest	56	Canada	Member of the Supervisory Board
Maurice Lévy	72	France	Chairman & CEO, Publicis Groupe; Chairman of the Management Board; President of the P-12 Executive Committee
Jean-Michel Etienne	63	France	Executive Vice President—CFO, Publicis Groupe; Member of the Management Board and of the P-12
Anne-Gabrielle Heilbronner	45	France	General Secretary, Publicis Groupe; Member of the Management Board and of the P-12
Kevin Roberts	65	New Zealand and U.K.	CEO Worldwide, Saatchi & Saatchi; Member of the Management Board and of the P-12

  Members of the Supervisory Board of Parent

        Daughter of Marcel Bleustein-Blanchet—the founder of Publicis—Élisabeth Badinter is a philosopher. The author of numerous books, she has taught at the École Polytechnique in Paris. She joined the Supervisory Board in 1987 and has been its Chair since 1996.

        Gérard Worms is Vice Chairman of Rothschild Europe and Senior Advisor of Rothschild & Cie Gestion. He is also Honorary President of the International Chamber of Commerce (ICC), and

President of the Comité Français. After holding a number of positions within the Hachette group and Rhône-Poulenc, Mr. Worms was named CEO of the Compagnie de Suez and of Banque Indosuez.

        A Senior Fellow at the Hudson Institute, Marie-Josée Kravis is an economist specializing in public policy analysis and strategic planning. She is a member of several supervisory boards, including LVMH, the Qatar Museum Authority and that of the Sloan Kettering Institute. She is also President of the Museum of Modern Art in New York (MoMA).

        Vice Chairman of Power Financial Corporation in Canada, Amaury de Sèze is also Chairman of the Supervisory Board of PAI Partners, and a member of the Board of several major companies, including Carrefour, Thales, GBL and Pargesa. He was previously a member of the Executive Committee of Volvo Group (Volvo AB).

        Hélène Ploix is Chair of Pechel Industries Partenaires, a Pechel fund manager and, since 1997, Chair of the investment firm Pechel Industries SAS. Ms. Ploix previously held several management positions, notably at BIMP, at the Caisse des Dépôts et Consignations and at the Caisse Autonome de Refinancement. She has also served as advisor to the French Prime Minister, and as a director of the International Monetary Fund and the World Bank.

        After serving as a Finance Inspector in the French civil service, Véronique Morali joined Fimalac in 1990. Today, she is President of Fimalac Développement, Chair of Webedia, and a member of the board and Vice-Chair of Fitch Group. She is also a member of the board of Fimalac, the Compagnie Financière Edmond de Rothschild, Coca-Cola Entreprise, Publicis Groupe and the Women's Forum. She is the President of the 'Force Femmes' association and co-founder of Women Corporate Directors Paris.

        Michel Cicurel has held numerous positions in the course of his career, notably at the French Finance Ministry (Treasury), at Compagnie Bancaire (founder of Cortal), and within the Danone and Cerus Groups. He has also chaired the Management Board of Compagnie Financière Edmond de Rothschild Banque. Today, he is President of Michel Cicurel Conseil and of Banque Leonardo, and a member of several boards, including at Bouygues Télécom and at Société Générale. He is also Vice-President of Coe-Rexecode.

        Granddaughter of Marcel Bleustein-Blanchet—the founder of Publicis—and niece of Élisabeth Badinter, Sophie Dulac began her career as the founder and managing director of a recruitment consultancy. Since 2001, she heads film exhibition company Les Écrans de Paris. She also manages film production and distribution companies Sophie Dulac Productions and Sophie Dulac Distribution.

        Claudine Bienaimé joined Publicis in 1966, working in the department of Technical Management. She subsequently became Financial Controller, then General Secretary of Publicis Conseil (1978) and President of the French media division (1995). Named General Secretary of Publicis Groupe in 2001, and a member of the Management Board from 2004, she oversaw the Groupe's human resources, legal and internal audit divisions through the end of 2007. Since June 2008, she has been a member of the Supervisory Board and sits on two of its committees.

        Son of Élisabeth Badinter, Simon Badinter is a member of the Supervisory Board of Médiavision. He was on the Management Board of Médias & Régies Europe (MRE) from 1999 to 2013, and served as Director of International Development (in 1996) and Chairman (2003-2011) of MRE Europe, then as Chairman of MRE North America between 2011 and 2013. Today, Mr. Badinter hosts a radio talk show in the U.S. called "The Rendezvous."

        Marie-Claude Mayer began her career at Publicis Conseil in 1972, and has held various management positions since then. In 1998, she was named Worldwide Account Director for the L'Oréal Group, super-vising L'Oréal brands managed by the Publicis network in more than 70 countries.

        Henri-Calixte Suaudeau is a member of the Board of Publicis Conseil, and has held several other management positions within the Groupe. He also oversees the Fondation Marcel Bleustein-Blanchet pour la Vocation.

        A lawyer by training, Jean Charest was first elected to the House of Commons of Canada in 1984. At age 28, he became the youngest member of the cabinet in Canada's history when he was appointed Minister of State for Youth. He has also served as Environment Minister (leading Canada's delegation to the 1992 Rio Earth Summit), Industry Minister, and Deputy Prime Minister. He was Premier of Quebec from 2003 to 2012. He is currently a partner at McCarthy Tétrault LLP and a member of the Queen's Privy Council for Canada.

  Members of the Management Board of Parent

        Maurice Lévy is Chairman and CEO of Publicis Groupe. He is widely recognized as a leading figure in the communications industry, responsible for the Groupe's international expansion and pioneering strategic focus on digital communication and fast growing markets. Mr. Lévy also serves as the Chairman of the board for several entities, including the International Board of Governors (IBoG) for the Peres Center for Peace, and the Media, Entertainment and Information board of the World Economic Forum. Mr. Lévy has been honored with numerous distinctions and accolades for his contributions to communications and media, business leadership, innovation, tolerance and diversity.

        Jean-Michel Etienne joined Publicis Groupe in September 2000 as Chief Financial Officer. He worked closely on the acquisitions of Saatchi & Saatchi, Bcom3, Digitas, Razorfish, Rosetta and LBi, which positioned Publicis Groupe as the world's third largest communications group. In 2006 he was appointed Executive Vice President-CFO, and in 2010 he was named to the Publicis Groupe Management Board.

        Anne-Gabrielle Heilbronner is General Secretary and oversees human resources, legal affairs, compliance, internal audit, risk management, procurement and insurance. A former member of the Inspection Générale des Finances and an alumnus of the École Nationale d'Administration (ENA), she is also a graduate of Paris business school ESCP and of IEP (Sciences Po Paris), and has a degree in Law. After holding positions at the French Treasury and in a number of ministries, she worked at Euris/Rallye, at the SNCF and at Société Générale Corporate & Investment Banking.

        Kevin Roberts has been CEO Worldwide of Saatchi & Saatchi since 1997. He is the author of the groundbreaking marketing book Lovemarks: The Future Beyond Brands, which has been published in 18 languages and has inspired the creative output of Saatchi & Saatchi. Kevin is Honorary Professor of Innovation and Creativity at the University of Auckland, New Zealand, and Professor of Creative Leadership at Lancaster University, UK.

  Purchaser

        The following table sets forth information about Purchaser's director and executive officer as of November 7, 2014. The current business address of each person is c/o Publicis Groupe S.A., 133 Avenue des Champs Elysées, 75008 Paris, France, and the business telephone number is +33-1-44-43-70-00.

Name	Age	Citizenship	Position
Anne-Gabrielle Heilbronner	45	France	Director, President, Treasurer and Secretary

        Ms. Heilbronner's biographical information is included above under "Parent—Members of the Management Board."

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	By overnight or courier:
Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, Rhode Island 02940-3011	Canton, Massachusetts 02021

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser's expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
Stockholders and All Others, Call Toll-Free: (866) 796-6860
Email: sapient@dfking.com